Exhibit 10.69
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership

TABLE OF CONTENTS
TO THE
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership

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ii

SECTION 12.15 Acknowledgments Regarding Legal Representation	37
SECTION 12.16 Exhibits	37

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AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership
     THESE SECURITIES ARE BEING ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND THE TEXAS SECURITIES ACT IN RELIANCE UPON THE REPRESENTATION OF EACH PURCHASER OF THE SECURITIES THAT THE SAME ARE BEING ACQUIRED FOR INVESTMENT PURPOSES. THESE SECURITIES MAY ACCORDINGLY NOT BE RESOLD OR OTHERWISE TRANSFERRED OR CONVEYED IN THE ABSENCE OF REGISTRATION OF THE SAME PURSUANT TO THE APPLICABLE SECURITIES LAWS UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP IS FIRST OBTAINED THAT SUCH REGISTRATION IS NOT THEN NECESSARY. ANY TRANSFER CONTRARY HERETO SHALL BE VOID.
     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Harlingen Medical Center, Limited Partnership, a North Carolina Limited Partnership is made and entered into on the                      day of July, 2007 (the “Effective Date”) by and among the Persons whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit.
RECITALS
     A. The Partnership was formed in accordance with the original Limited Partnership Agreement of the Partnership by and among the General Partner and the original Investor Limited Partners (as amended by an Amendment to Limited Partnership Agreement dated July 3, 2001 and a Second Amendment to Limited Partnership Agreement dated September 26, 2001, the “Original Limited Partnership Agreement”);
     B. The Partnership owns and operates a general acute care hospital which is located in Harlingen, Texas and provides medical care and surgery services agreed upon by the General Partner and the Investor Representatives;
     C. It is intended that the hospital will continue to be a low-cost, high quality provider of medical services within the Harlingen, Texas area in a manner which is consistent with the national health care policy of lowering the costs of health care;
     D. In lieu of the procedures set forth in that certain Convertible Note Purchase Agreement (the “Convertible Note Purchase Agreement”) dated December 27, 2005 by and between the Partnership and the Hospital Limited Partner, the Hospital Limited Partner has agreed to convert certain loans made to the Partnership (the “Convertible Loans”) into the percentage Partnership Interest reflected on the Information Exhibit for the Hospital Limited Partner and to be admitted as a Limited Partner of the Partnership;
     E. The Capital Contributions, Convertible Loans and involvement of the Limited Partners are necessary to enable the Partnership to achieve its objectives; and
     F. The Partners desire to amend and restate the Original Limited Partnership Agreement to reflect the new percentage Partnership Interests set forth on the Information Exhibit, to reflect the assignment of the general partner interest to a new General Partner, and to set forth the respective rights and obligations of the parties hereto.
     NOW THEREFORE, in consideration of the foregoing, the parties hereby amend in its entirety and restate the Original Limited Partnership Agreement to read as follows:
ARTICLE I
DEFINITIONS
     Unless otherwise indicated, capitalized words and phrases in this Limited Partnership Agreement shall have the meanings set forth in the attached Glossary of Terms.
ARTICLE II
FORMATION AND AGREEMENT OF LIMITED PARTNERSHIP
     SECTION 2.1 Partnership Formation; Effective Date.
     The Partnership was formed on June 1, 1999 upon the filing of the Certificate of Limited Partnership with the Secretary of State of North Carolina in accordance with the provisions of the Act. The General Partner shall execute or cause to be executed all other such certificates or documents, and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and/or operation of a limited partnership in the State of North Carolina, and other documents to reflect the admission of additional Partners to the Partnership. Any costs incurred by the General Partner in connection with the foregoing shall be reimbursed promptly upon the completion of such action. This Agreement shall be effective as of the date set forth in the introductory paragraph hereof.
     SECTION 2.2 Name of Partnership.
     The name of the Partnership is Harlingen Medical Center, Limited Partnership.
     SECTION 2.3 Purposes and Investment Objectives.
     The principal purposes of the Partnership are as follows:
     (a) To develop, own and operate the Hospital and related facilities and provide related services, including, but not limited to, the following:
     (i) Services and facilities to meet all requirements of the State of Texas, Medicare, JCAHO and other credentialing or licensing bodies or agencies in order to have the Hospital licensed as a general acute care hospital and to perform medical and surgical services and to be eligible to obtain appropriate reimbursements therefore;
     (ii) All appropriate support services and systems; and
     (iii) Appropriate Equipment and services with respect to the facilities described above and as otherwise reasonably necessary or appropriate.

     (b) Any other purpose reasonably related to (a) above.
     SECTION 2.4 Registered Agent and Office; Principal Place of Business.
     The registered agent and office of the Partnership shall be as indicated in the Certificate of Limited Partnership, as amended from time to time. The principal place of business of the Partnership shall be at such location in Harlingen, Texas as selected by the General Partner from time to time. The General Partner shall promptly notify the Partners of any changes in the Partnership’s registered agent, registered office, or principal place of business.
     SECTION 2.5 Commencement and Term.
     The Partnership commenced on the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of North Carolina, as required by Section 2.1 hereof, and shall continue until December 31, 2060, unless sooner terminated or dissolved as provided herein; provided, however, that the termination date may be extended for up to an additional forty (40) years in five (5) year increments upon the election of the General Partner. In the event the General Partner does not elect to extend the term hereof, the Investor Representatives may instead elect to extend the term hereof, subject to the General Partner’s consent which shall not be unreasonably withheld or delayed.
ARTICLE III
PARTNERS AND CAPITAL CONTRIBUTIONS
     SECTION 3.1 Capital Contributions of Partners.
(a)	The initial Capital Contributions of HHM, HPHI and the Investor Limited Partners equaled the greater of:
(i) $8,000,000.00; or

(ii) 10% of Project Costs.
(b)	Such initial Capital Contribution were made as follows:
(i)	HHM owns a 1% General Partnership Interest in the Partnership and contributed to the Partnership for its General Partnership Interest at least 1% of the aggregate amount of such initial Capital Contributions.

(ii)	HPHI owns a 50% Limited Partnership Interest in the Partnership and contributed to the Partnership for its Limited Partnership Interest at least 50% of the aggregate amount of such initial Capital Contributions.

(iii)	The Investor Limited Partners own in the aggregate up to a 49% Limited Partnership Interest and contributed to the Partnership for their Limited Partnership Interest an amount equal in the aggregate to at least 49% of such initial Capital Contributions.
The specific amounts of initial Capital Contributions actually made were finally reflected in the books and records of the Partnership.

(c)	As of the date that each original Limited Partner subscribed for a Partnership Interest, such Limited Partner made an initial Capital Contribution to the Partnership assuming that total initial Capital Contributions equaled $8,000,000.00. Once the General Partner finally determined the amount of Project Costs, if 10% of such Project Costs exceeded $8,000,000.00, then the General Partner provided written notice to all Partners thereof and informed all original Partners of any additional Capital Contribution which they were required to make to the Partnership. Upon such written request, all original Limited Partners made such additional Capital Contributions to the Partnership no later than 15 days after the date of such written notice from the General Partner.

(d)	The Hospital Limited Partner has made a capital contribution to the Partnership by conversion of a portion of the Convertible Loans as described on the Information Exhibit, in lieu of the procedures described in the Convertible Note Purchase Agreement and the Convertible Notes issued in connection therewith.

(e)	HMC Management has made a capital contribution to the Partnership by assigning to the Partnership a portion of a loan owed by HMC Realty, LLC (by assumption and assignment from the Partnership) to MedCath Finance Co., LLC, an affiliate of HMC Management, as described on the Information Exhibit. HMC Management has made a further capital contribution to the Partnership by conversion of the unassigned portion of such loan as described on the Information Exhibit.

(f)	The Partners may be liable to the Partnership for amounts distributed to them as a return of capital as provided by the Act. Partners shall not be required to contribute any additional capital to the Partnership except as provided in Section 3.5.

(g)	The Capital Contributions shall also include any additional Capital Contributions made by the Partners prior to the Effective Date.
     SECTION 3.2 Liability of Partners — For Capital.
     The liability of each Partner for capital shall be limited to the amount of its agreed Capital Contribution as a Partner as provided in Section 3.1 and Section 3.5, except that the Partners may be liable to the Partnership for amounts distributed to them as a return of capital as provided by the Act. The Partners shall not be required to contribute any additional capital to the Partnership except as provided in Section 3.5.
     SECTION 3.3 Maintenance of Capital Accounts; Withdrawals of Capital; Withdrawals from the Partnership.
     An individual Capital Account shall be maintained for each Partner in accordance with requirements of the Code and the Regulations promulgated thereunder. No Partner shall be entitled to withdraw or to make demand for withdrawal of any part of its Capital Account or to receive any distribution except as provided herein. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. No Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement.

     Except as otherwise provided herein, a Partner may not withdraw from the Partnership without the written consent of the General Partner and the Majority Vote of the Investor Limited Partners and in no case shall a Partner have the right to have its Interest redeemed by the Partnership unless approved by the General Partner and by the Majority Vote of the Investor Limited Partners.
     SECTION 3.4 Interest on Capital Contributions or Capital Accounts.
     No interest shall be paid to any Partner based solely on its Capital Contributions or Capital Account. The preceding sentence shall not prevent the Partnership from earning interest on its bank accounts and investments and distributing such earnings to the Partner in accordance with Articles VI and VII.
     SECTION 3.5 Additional Funding.
     If from time to time, the General Partner reasonably determines that funds in addition to that contemplated by Sections 3.1 and 3.2 are necessary or appropriate for the development or operation of the Hospital, then:
     (a) First, the General Partner shall use commercially reasonable efforts to borrow such funds from a bank or other lender on terms and conditions reasonably acceptable to the General Partner. All loans obtained hereunder shall be subject to the approval of the Investor Representatives, which approval shall not be unreasonably withheld or delayed;
     (b) Second, if loans as provided in (a) above are not available, the General Partner may through written notice require that the Partners contribute additional capital to the Partnership pro rata according to their respective Partnership Interests, provided however, the maximum obligation for such additional Capital Contributions for HMC Management, HPHI and the Investor Limited Partners shall be limited to an additional amount equal to such Partners’ initial Capital Contribution pursuant to Section 3.1; provided further that the Hospital Limited Partner may elect whether or not to contribute its pro rata portion of such additional capital requirements but shall be diluted in the manner described in Section 3.5(c) if it elects not to contribute its pro rata portion of such additional capital requirements.
     (c) Third, if additional funds are thereafter needed by the Partnership, the General Partner shall request additional Capital Contributions from the Partners and each Partner may elect whether or not to contribute its pro rata portion of such additional capital requirements as optional Capital Contributions. The other Partners may elect to contribute optional Capital Contributions not contributed by any Partner hereunder. Thereafter, the General Partner shall reasonably adjust the percentage Partnership Interest of each Partner (based on the aggregate of all Capital Contributions made by all of the Partners in accordance with this Agreement) in the event any Partner (including the Hospital Limited Partner) elected not to make optional Capital Contributions pursuant to this Section 3.5(c) or in the event the Hospital Limited Partner elected not to make Capital Contributions pursuant to Section 3.5(b);
     (d) At any stage of the process under this Section 3.5, if additional funds are needed by the Partnership, the General Partner or one of its Affiliates may, but shall not be required to, loan all or any portion of such funds to the Partnership at the Prime Rate plus one percent (1%) per annum which loan shall be secured by the Partnership’s assets. Interest shall be paid monthly in arrears and principal shall be repaid according to a schedule to be agreed upon by the Investor Representatives and the General Partner or its Affiliate; and

     (e) Finally, if funds are not available in accordance with (a) through (d) above, then the General Partner may elect to dissolve the Partnership.
     SECTION 3.6 Enforcement of Commitments.
     In the event any Partner (a “Delinquent Partner”) fails to make a mandatory Capital Contribution as provided in Section 3.1 or Section 3.5 or an optional Capital Contribution as agreed to by the Partner under Section 3.5 (the “Commitment”), the General Partner shall give the Delinquent Partner a Notice of the failure to meet the Commitment. If the Delinquent Partner fails to perform the Commitment (including any costs associated with the failure to meet the Commitment and interest on such obligation at the Default Interest Rate) within ten (10) business days of the giving of Notice, the General Partner may take such action, including but not limited to enforcing the Commitment in the court of appropriate jurisdiction in the state in which the principal office of the Partnership is located or the state of the Delinquent Partner’s address as then reflected in the Agreement. Each Partner expressly agrees to the jurisdiction of such courts but only for the enforcement of Commitments. The other Partners may elect to contribute additional amounts equal to any amount of the Commitment not contributed by such Delinquent Partner. The contributing Partner shall be entitled at its election to treat the amounts contributed pursuant to this Section either as a Capital Contribution or as a loan from the contributing Partner bearing interest at the Default Rate secured by the Delinquent Partner’s Interest in the Partnership. If the contributing Partner elects to contribute such amount as a Capital Contribution, the percentage Partnership Interests of the Partners shall be adjusted proportionately. Until the contributing Partner is fully repaid for such loan made as a result of the default by the Delinquent Partner and only if the contributing Partner agrees to accept repayment of such amount, the contributing Partner shall be entitled to all distributions to which the Delinquent Partner would have been entitled had such Commitment been fulfilled thereby. Notwithstanding the foregoing, no Commitment or other obligation to make an additional Capital Contribution may be enforced by a creditor of the Partnership unless the Partner expressly consents to such enforcement or to the assignment of the obligation to such creditor.
     SECTION 3.7 Tax Treatment of Conversion.
     Notwithstanding any provision herein to the contrary, the conversion, if any, of the Convertible Loans shall be treated for US federal income tax purposes in a manner that (i) is consistent with the proposed Regulations pertaining to noncompensatory partnership options published by the Treasury Department and IRS in the Federal Register on January 22, 2003 (REG-103580-02), as amended, or (ii) complies with the requirements of any final Regulations and associated guidance promulgated by the Treasury Department and IRS regarding the tax consequences associated with the Partnership’s issuance of noncompensatory partnership options, including the requirement to make any corrective allocations contemplated by proposed Regulations Section 1.704-1(b)(2)(iv)(s) (or the corresponding provision of any final Regulations and associated guidance by the Treasury Department and IRS regarding the tax consequences pertaining to noncompensatory partnership options), if and to the extent that any such final Regulations and associated guidance are applicable to any conversion of the Convertible Loans; provided, however, that (i) any elections required to be made by the Partnership or otherwise contemplated in connection with the foregoing shall be made by the Partnership only with the consent of the Hospital Limited Partner, which consent shall not be unreasonably withheld, and (ii) the Partnership and Partners shall use the remedial allocation method provided under Regulation Section 1.704-3(d) in connection with any corrective allocations contemplated by proposed Regulations Section 1.704-1(b)(2)(iv)(s) (or the corresponding provision of any final Regulations and associated guidance by the Treasury Department and IRS regarding the tax consequences pertaining to noncompensatory partnership options). The Partners acknowledge and agree that Agreed Values and Capital Accounts may be adjusted in connection with the foregoing.

     SECTION 3.8 Limitation on Hospital Limited Partner’s Contribution Right
     Notwithstanding any provision herein to the contrary, any right herein of the Hospital Limited Partner’s to make a Capital Contribution shall be limited to the extent that a Capital Contribution would result in the Hospital Limited Partner having a percentage Partnership Interest that exceeds forty-nine percent (49%) at any time during the term of this Agreement.
ARTICLE IV
NAMES AND ADDRESSES OF PARTNERS
     The names and addresses of the Partners are as indicated on the Information Exhibit, attached hereto and as amended from time to time.
ARTICLE V
MANAGEMENT OF THE PARTNERSHIP
     SECTION 5.1 General Authority and Powers of the General Partner.
     Except as set forth in those provisions of this Agreement that specifically require the vote, consent, approval or ratification of the Partners, the General Partner shall have complete authority and exclusive control over the management of the business and affairs of the Partnership. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, all Material Agreements and Material Decisions with respect to the business and affairs of the Partnership shall be approved or made by the General Partner with the consent of the Investor Representatives in accordance with Section 5.16 hereof which in all cases shall not be unreasonably withheld or delayed. No Limited Partner has the actual or apparent authority to cause the Partnership to become bound in any contract, agreement or obligation, and no Limited Partner shall take any action purporting to be on behalf of the Partnership. The General Partner shall not cause the Partnership to become bound to any contract, agreement or obligation, and the General Partner shall not take any other action on behalf of the Partnership, unless such matter has received the vote, consent, approval or ratification if, and as, required pursuant to this Agreement with respect to such matter or except as provided below with respect to the authority and actions of the General Partner.
     The day-to-day management of the business and affairs of the Partnership shall be the responsibility of the General Partner, provided, however, decisions relating to medical and clinical practice at the Hospital shall be made exclusively by the qualified medical personnel of the Hospital. Subject in all cases to the foregoing, the General Partner shall have the right and the power, if, as, and when it, from time to time, deems necessary or appropriate on behalf of the Partnership, subject only to the terms and conditions of this Agreement:
     (a) To negotiate and execute on behalf of the Partnership all documents, instruments and agreements reasonably necessary or appropriate to lease, acquire and/or construct the Hospital and/or the real property on which the Hospital is or will be located, and to borrow funds to finance such lease, acquisition and/or construction (it being acknowledged that the Hospital may be an existing building or may be a newly constructed building);
     (b) To prepare a budget for the development of the Hospital and thereafter, annual operating budgets;

     (c) To acquire the Equipment and enter into loans or other financing arrangements therefor;
     (d) To handle the negotiation and execution of all other agreements regarding the purchase of goods or services for the Hospital;
     (e) To establish and maintain procedures for quality assurance, peer review and granting privileges to physicians with other specialties at the Hospital, subject to the terms of the Hospital and medical staff bylaws adopted for the Hospital;
     (f) To expend all or portions of the Partnership’s capital and income in furtherance of or relating to the Partnership’s business and purposes, including, but not limited to, payment of all ongoing operational expenses, payment of commissions, organization expenses, professional fees, rental fees, and management fees, and to invest in short-term debt obligations (including, but not limited to, obligations of federal and state governments and their agencies, commercial paper, and certificates of deposit of commercial banks, or savings banks or savings and loan associations) such of the Partnership’s funds as are temporarily not required for the development or operation of the Partnership and the payment of Partnership obligations; provided, that the General Partner shall establish cash management guidelines;
     (g) To employ or retain on such terms and for such compensation as the General Partner may reasonably determine, such persons, firms, or corporations as the General Partner may deem advisable, including without limitation qualified medical and other employees necessary or appropriate to operate the Hospital, attorneys, accountants, financial and technical consultants, supervisory managing agents, insurance brokers, brokers and loan brokers, appraisers, architects and engineers, who may also provide such services to the General Partner, provided that the selection of the senior administrator of the Hospital shall be a Material Decision;
     (h) To execute leases, deeds, contracts, rental agreements, construction contracts, sales agreements, and management contracts;
     (i) To exercise all rights, powers, and privileges of the Partnership as lessee with respect to the Hospital or rights held by the Partnership;
     (j) To consent to the modification, renewal, or extension of any obligations to the Partnership of any Person or of any agreement to which the Partnership is a party or of which it is a beneficiary;
     (k) To execute in furtherance of any or all of the purposes of the Partnership, any deed, lease, deed of trust, security interest, mortgage, promissory note, bill of sale, assignment, contract, or other instrument purporting to purchase or convey or encumber in whole or in part the Equipment or the Hospital or other real or personal property of the Partnership;
     (l) To prepay in whole or in part, refinance, recast, increase, modify, or extend any security interest, deed of trust, or mortgage affecting the Hospital and in connection therewith to execute any extensions or renewals thereof on the Hospital and to grant security interests in any of the Equipment or the Hospital;
     (m) To adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Partnership, and to institute, prosecute, and defend any actions or proceedings relating to the Partnership, its business, and properties;

     (n) To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership and the General Partner, for the conservation of the Partnership or its assets, or for any purpose beneficial to the Partnership; however, neither the General Partner nor its Affiliates shall be compensated for providing insurance brokerage services relating to obtaining such insurance;
     (o) To prepare or cause to be prepared reports, statements, and other relevant information for distribution to the Partners, including annual reports;
     (p) To open accounts and deposit and maintain funds in the name of the Partnership in banks or savings and loan associations; provided, however, that the Partnership’s funds shall not be commingled with the funds of any other Person;
     (q) To cause the Partnership to make or revoke any of the elections referred to in Section 754 of the Internal Revenue Code of 1986 as amended or any similar provisions enacted in lieu thereof;
     (r) To make all decisions related to generally accepted principles of accounting to be applied on a consistent basis and federal income tax elections;
     (s) To possess and exercise, subject to the restrictions contained in this Agreement, any and all of the rights, powers and privileges of a general partner under the Act;
     (t) To execute, acknowledge, and deliver any and all documents or instruments in connection with any or all of the foregoing;
     (u) To modify or otherwise improve the Hospital, subject to the restrictions contained in this Agreement;
     (v) To manage, direct, and guide the operation of the Hospital including all necessary acts relating thereto, other than medical or clinical matters which shall be under the direction of the Investor Representatives and other agreed upon qualified medical personnel;
     (w) To establish minimum insurance requirements for all physicians practicing at the Hospital;
     (x) To admit as Partners additional investors who have been proposed for Partner status by the General Partner and approved by the Investor Representatives, which approval shall be given or withheld in the sole and absolute discretion of the Investor Representatives;
     (y) To sell assets of the Partnership, subject to the restrictions contained in this Agreement; and
     (z) To prepare Medical Staff Bylaws (the approval of which shall constitute a Material Decision) which shall provide that the medical staff of the Hospital will be open to qualified physicians who meet the Hospital’s credentialing criteria, it being acknowledged that exclusive contracts may be entered into upon the approval of the General Partner and the Investor Representatives.

     SECTION 5.2 Restrictions on Authority of the General Partner.
     The General Partner shall not do any of the following:
     (a) Act in contravention of this Agreement;
     (b) Act in any manner which would make it impossible to carry on the express business purposes of the Partnership;
     (c) Commingle the Partnership funds with those of any other Person;
     (d) Admit an additional General Partner, except as provided in this Agreement;
     (e) Admit an additional Partner, except as provided in this Agreement;
     (f) Alter the primary purposes of the Partnership as set forth in Section 2.3;
     (g) Possess any property or assign the rights of the Partnership in specific property for other than a Partnership purpose;
     (h) Employ, or permit the employ of, the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership;
     (i) Make any payments of any type, directly or indirectly, to anyone for the referral of patients to the Hospital in order to use the Hospital or to provide other services; or
     (j) Sell all or substantially all of the assets of the Partnership or merge the Partnership with or into any other Entity without (i) the approval of a Majority Vote of the Investor Limited Partners and (ii) complying with the requirements of the Right of First Offer set forth on the Information Exhibit which incorporates the provisions of Article XVI of the Convertible Note Purchase Agreement, if applicable.
     SECTION 5.3 Duties of the General Partner.
     The General Partner shall do the following:
     (a) Diligently and faithfully devote such of its time to the business of the Partnership as may be necessary to properly conduct the affairs of the Partnership and, perform the duties for which it will receive a Management Fee as provided in Section 5.6(b), or otherwise, however, the General Partner shall not be required to devote its full time to such duties;
     (b) Use its best efforts to cause the Partnership to comply with such conditions as may be required from time to time to permit the Partnership to be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation;
     (c) File and publish all certificates, statements, or other instruments required by law for the formation and operation of the Partnership as a limited partnership in all appropriate jurisdictions;
     (d) Cause the Partnership to obtain and keep in force during the term of the Partnership fire and extended coverage and public liability and professional liability insurance with such issuers and in such amounts as the General Partner shall deem advisable, but in amounts not less (and deductible amounts not greater) than those customarily maintained with respect to the business equipment and property comparable to the Partnership’s;
     (e) Have a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Partners, including the safekeeping and use of all funds and assets, whether or not in its immediate possession and control, and it shall not employ or permit others besides the General Partner to employ such funds or assets in any manner except for the benefit of the Partnership; and
     (f) Deliver to the Secretary of State of North Carolina for filing an annual statement in accordance with the Act and make any similar filings required under Texas law.
     SECTION 5.4 Delegation by the General Partner.
     Subject to restrictions otherwise provided herein, the General Partner may at any time employ any other Person, including Persons and Entities employed by, affiliated with, or related to the General Partner to perform services for the Partnership and its business, and may delegate all or part of their authority or control to any such other Persons, provided that such employment or delegation shall not relieve the General Partner of its responsibilities and obligations under this Agreement or under the laws of the State of North Carolina nor will it make any such Person a Partner or General Partner of the Partnership.
     SECTION 5.5 Right to Rely Upon the Authority of the General Partner.
     Persons dealing with the Partnership may rely upon the representation of the General Partner that such General Partner is a general partner of the Partnership and that such General Partner has the authority to make any commitment or undertaking on behalf of the Partnership. No Person dealing with the General Partner shall be required to determine its authority to make any such commitment or undertaking. In addition, no purchaser from the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any instruments of transfer with respect thereto or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Partnership affecting the same.
     SECTION 5.6 Partnership Expenses.
     (a) In general, the Partnership’s expenses shall be billed directly to and paid by the Partnership. The Partnership shall reimburse the General Partner or its Affiliates for: (i) all Organization Expenses incurred by the General Partner or its Affiliates in connection with the formation of the Partnership; (ii) following consultation with the Investor Representatives, the costs to the General Partner or its Affiliates of goods, services, and materials used for and by the Partnership; and (iii) all reasonable travel and other out-of-pocket expenses incurred by the General Partner in the development and management of the Partnership and its business provided that after the opening of the Hospital (i.e. the date upon which it receives preliminary Medicare and Medicaid certification) employees of the General Partner and MedCath Incorporated who are not employed full-time for the benefit of the Hospital shall not be reimbursed for their travel and other similar expenses. The parties specifically recognize that the General Partner and its Affiliates have incurred legal fees, filing fees, and other out-of-pocket costs for the benefit of the Partnership, including costs connected with the preparation of securities law and health care law compliance documentation and filings, real estate acquisition matters and formation and registration of the Partnership, and agree that the General Partner shall be reimbursed for these amounts. The reimbursement for expenses provided for in this Section 5.6(a) shall be made to the

General Partner or their Affiliates regardless of whether any distributions are made to the Partners under Article VI and Article VII.
     (b) The Partnership shall also pay the following expenses of the Partnership:
     (i) All development and operational expenses of the Partnership, which may include, but are not limited to: the salary and related expenses of employees and staff of the Hospital, all costs of borrowed money, taxes, and assessments on the Hospital, and other taxes applicable to the Partnership; expenses in connection with the acquisition, maintenance, leasing, refinancing, operation, and disposition of the Equipment, furniture and fixtures of the Hospital (including legal, accounting, audit, commissions, engineering, appraisal, and the other fees); and the maintenance of the Hospital and its Equipment, which may be performed by the General Partner or one of its Affiliates as long as the charges to the Partnership for such service are no greater than the charges for such service from a third party service provider;
     (ii) In addition to reimbursements and other amounts due hereunder, a Management Fee shall be paid to the General Partner, which for periods prior to the opening of the Hospital for business shall equal One Hundred Twenty Thousand Dollars ($120,000.00), which amount shall be paid in full on the date the Hospital is opened, and for periods after the opening of the Hospital for business shall equal one and one-half percent (1 1/2%) of the Hospital’s Net Revenues (defined below) for a month and shall be payable monthly on or before the tenth (10th) day following the end of each month. For purposes of this Agreement, “Net Revenues” shall mean all revenues of the Hospital net of contract allowances and bad debt adjustments, all determined on a monthly basis in accordance with GAAP on an accrual basis;
     (iii) A medical director’s fee in an amount approved by the General Partner and the Investor Representatives to be paid to the medical director of the Hospital which fee shall first accrue commencing as of the date on which the Hospital is first ready to receive patients and shall be payable monthly on the last day of each month based on actual time worked at an agreed upon rate and for an agreed upon number of hours each month; and
     (iv) All fees and expenses paid to third parties for accounting, legal, documentation, professional, and reporting services to the Partnership, which may include, but are not limited to: preparation and documentation of Partnership bookkeeping, accounting and audits; preparation and documentation of budgets, cash flow projections, and working capital requirements; preparation and documentation of Partnership state and federal tax returns; and taxes incurred in connection with the issuance, distribution, transfer, registration, and recordation of documents evidencing ownership of a Partnership Interest or Economic Interest in the Partnership or in connection with the business of the Partnership; expenses in connection with preparing and mailing reports required to be furnished to the Partners or Economic Interest Owners for tax reporting or other purposes, including reports, if any, that may be required to be filed with any federal or state regulatory agencies, or expenses associated with furnishing reports to Partners which the General Partner deems to be in the best interest of the Partnership; expenses of revising, amending, converting, modifying, or terminating the Partnership or this Agreement; costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation, or other proceedings conducted by any regulatory agency involving the Partnership; costs of any computer equipment or services used for or by the Partnership; and the costs of preparing and disseminating informational material and documentation relating to a potential sale, refinancing, or other disposition of the Hospital or the Equipment.
     (c) Guarantee Fee. In the event that any Partner of the Partnership or its Affiliates provide a guarantee of any indebtedness of the Partnership which is acceptable to and required by the Partnership’s lenders (“Guarantor Partners”) and such guarantees are not provided on a pro rata basis by all other Partners of the Partnership (the “Nonguarantor Partners”), then the Guarantor Partners shall be paid an annual guarantee fee equal to (a) the amount of such indebtedness which is guaranteed by the Guarantor Partners or its Affiliates, multiplied by (b) .0075, multiplied by (c) the percentage Partnership Interest in the Partnership owned by the Nonguarantor Partners (the “Guarantee Fee”). The Guarantee Fee shall be paid quarterly and the expense thereof shall be allocated to the Nonguarantor Partners as follows:
     (i) The Guarantee Fee shall be deducted from the Cash Distributions otherwise distributable to the Nonguarantor Partners and shall be paid to the Guarantor Partners;
     (ii) To the extent that at the time such Guarantee Fee is due to be paid hereunder there are no anticipated Cash Distributions, then the Partnership shall pay such Guarantee Fee to the Guarantor Partners and the amount of such payments shall be charged to the Capital Accounts of the Nonguarantor Partners;
     (iii) When Cash Distributions (or, if necessary, liquidating distributions) become available for distribution to the Partners in the future, the Cash Distributions (or liquidating distributions) otherwise distributable to the Nonguarantor Partners shall first be retained by the Partnership to the extent that amounts were previously charged to the Capital Accounts of the Nonguarantor Partners in accordance with (ii) above and any remaining Cash Distributions (or liquidating distributions) shall be distributed to the Partners in accordance with Section 6.1 or 7.3, as appropriate.
     Loans made by MedCath Finance Company or its Affiliates to the Partnership shall be considered the provision of a guarantee of indebtedness for purposes of calculating the Guarantee Fee.
     SECTION 5.7 No Management by Limited Partners.
     The Limited Partners shall take no part in, or at any time interfere in any manner with, the management, conduct, or control of the Partnership’s business and operations and shall have no right or authority to act for or bind the Partnership except as set forth in this Agreement. The rights and powers of such Limited Partners shall not extend beyond those set forth in this Agreement and those granted under the Certificate of Limited Partnership and any attempt to participate in the control of the Partnership in a manner contrary to the rights and powers granted herein and under the Certificate of Limited Partnership shall be null and void and without force and effect. Subject to the decisions and judgment with respect to all professional medical or clinical matters of qualified medical personnel, the General Partner, in conjunction with the Investor Representatives when applicable, shall have the right to determine when and how the operations of the Partnership shall be conducted. The exercise by any Limited Partner of any of the rights granted to the Limited Partner hereunder shall not be deemed to be taking part in the control of the business of the Partnership and shall not constitute a violation of this Section.

     SECTION 5.8 Consent by Limited Partners to Exercise of Certain Rights and Powers by the General Partner.
     By its execution hereof, each Limited Partner expressly consents to the exercise by the General Partner of the rights, powers, and authority conferred on the General Partner by this Agreement.
     SECTION 5.9 Other Business of Partners.
     (a) Subject to (b) below, any Partner, including the General Partner, may engage independently or with others in other business ventures of every nature and description, including without limitation the purchase of medical equipment, the rendering of medical services of any kind, and the making or management of other investments and neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures.
     (b) As long as any Partner owns a Partnership Interest in the Partnership, and for a period of five (5) years after a Partner ceases for any reason to own a Partnership Interest in the Partnership, other than with respect to investments made, equipment owned or services provided on or prior to March 1, 1999, all of which the Partners will disclose in writing to the General Partner upon request (a Partner may replace any such existing equipment after March 1, 1999 as long as it does not constitute a new service or facility which is otherwise restricted hereunder), neither a Partner nor any of its respective Affiliates, shall hold, directly or indirectly, an investment, ownership or other beneficial interest in (i) any hospital (ii) other Person (including a sole proprietorship) which provides any of the services or facilities to be provided by the Hospital or (iii) any outpatient surgery center, in any case within Cameron County, Texas (the “Territory”), provided that (i) no Partner who is a physician shall be prohibited from maintaining his or her staff privileges at any other hospital and (ii) nothing herein shall prohibit a Partner from owning up to three percent (3%) of the outstanding capital stock of a company whose stock is publicly traded and listed on a nationally recognized securities exchange or from investing in a publicly traded mutual fund. In addition, the General Partner or its Affiliates may separately operate a mobile catheterization laboratory within the Territory, but only if either the General Partner or an Affiliate thereof is providing such service pursuant to a lease of six (6) months or less to a provider who is already providing cath lab services or if the Investor Representatives have elected not to have such service provided by the Partnership.
     Notwithstanding the foregoing, the restrictions of this Section 5.9(b) shall not apply to the Hospital Limited Partner.
     (c) In order to ensure that the Hospital has available to it at all times leading and qualified physicians, the Partnership has entered into the Hospital Professional Services Agreements (the “Professional Services Agreements”) with the Investor Limited Partners or their medical practices (the “Practices”), which Agreements includes in paragraph 7 thereof certain covenants by the Practices and its physicians which are designed to ensure that such physicians will be available to the Hospital from time to time in order to enable it to meet its objectives of being a quality provider of medical services on a cost efficient basis. The parties acknowledge and agree that the Practices’ execution of the Professional Services Agreements is further consideration for the execution by all of the Partners of this Agreement.
     (d) The Partners, including the General Partner, have reviewed the terms, conditions and geographical restrictions included in Sections 5.9(b) and (c) and in light of the interests of the parties hereto, agree that such restrictions are fair and reasonable.

     (e) If there is a breach or threatened breach of the provisions of this Section 5.9 of this Agreement, in addition to other remedies at law or equity, the non-breaching party shall be entitled to injunctive relief. The parties desire and intend that the provisions of this Section 5.9 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5.9. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, the balance of this Section 5.9 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section 5.9 shall be deemed to have been deleted from this Agreement.
     (f) The Partnership, the General Partner and the Limited Partners agree that the benefits to any Limited Partner hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for the provision of any item or service offered by the General Partner or the Partnership to patients of such Limited Partner in any facility, laboratory or other health care operation controlled, managed or operated by the General Partner or the Partnership and nothing herein is intended to prohibit any party from practicing medicine at any other facility.
     (g) If a Limited Partner is a legal entity and not an individual, such Limited Partner shall cause each of its existing and future Affiliates to agree in writing to be personally bound by the terms of this Section 5.9.
     SECTION 5.10 General Partner’s Standard of Care.
     The General Partner shall act in a manner it believes in good faith to be in the best interest of the Partnership and with such care as an ordinarily prudent Person in a like position would use under similar circumstances. In discharging its duties, the General Partner shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports and statements by any Partners, or agents, or by any other Person as to matters the General Partner reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, income or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.
     Notwithstanding anything herein to the contrary, the General Partner or Partner shall have the right to vote or approve Partnership matters in accordance with the terms of this Agreement regardless of the personal interest of any Partner or the General Partner in the outcome of any vote, decision or matter.
     SECTION 5.11 Limitation of Liability.
     The General Partner shall not be liable to the Partnership, or its Partners, for any action taken in managing the business or affairs of the Partnership if it performs the duty of its office in compliance with the standard contained in Section 5.10. The General Partner has not guaranteed nor shall have any obligation with respect to the return of a Partner’s Capital Contribution or share of income from the operation of the Partnership. Furthermore, the General Partner, its Affiliates or its employees (collectively, its “Agents”) shall not be liable to the Partnership or to any Partner for any loss or damage sustained by the Partnership or any Partner except loss or damage resulting from gross negligence or intentional misconduct or knowing violation of law or a transaction for which such General Partner or Agent received a personal benefit in violation or breach of the provisions of this Agreement.

     SECTION 5.12 Indemnification of the General Partner.
     (a) The General Partner and its Agents (as defined in Section 5.11) shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, including attorneys’ fees and amounts paid in settlement of any claims sustained by them arising out of any action or inaction of the Partner or its Agents in its capacity as the General Partner of the Partnership (or, in the case of an Agent, within the scope of the General Partner’s authority) to the fullest extent allowed by law, provided that the same were not the result of gross negligence or willful misconduct on the part of the General Partner or an Agent and provided that the General Partner or an Agent, in good faith, reasonably determined that such course of conduct was in the best interest of the Partnership; provided, however, that such indemnification and agreement to hold harmless shall be recoverable only out of Partnership assets. Subject to applicable law, the Partnership shall advance expenses incurred with respect to matters for which the General Partner may be indemnified hereunder.
     (b) If at any time, the Partnership has insufficient funds to furnish indemnification as herein provided, it shall provide such indemnification if and as it generates sufficient funds and prior to any cash distributions, pursuant to Article VI or Article VII hereof, to the Partners.
     SECTION 5.13 Election and Replacement of Investor Representatives; Appointment of Hospital Representative.
          (a) In accordance with the procedures outlined in Section 10.2 herein, the Investor Limited Partners shall elect five (5) Investor Representatives by Majority Vote of the Investor Limited Partners to serve for one year terms or until a successor is duly elected. At any time, in accordance with Section 10.2, the Investor Limited Partners may replace individual Investor Representatives and elect a new Investor Representative by Majority Vote of Investor Limited Partners to replace such Investor Representative.
          (b) The Hospital Limited Partner shall be entitled to appoint an independent nonvoting representative (the “Hospital Representative”) who shall be permitted to attend all meetings of the General Partner and the Investor Representatives; provided that the Hospital Representative shall not have access to competitive or proprietary information and shall not be permitted to attend any portion of such meetings which relates to competitive or proprietary information, in each case as determined collectively by the General Partner and the Investor Representatives in their reasonable discretion. The Partnership shall reimburse the Hospital Representative for all reasonable travel and other out-of-pocket expenses incurred by the Hospital Representative in attending meetings of the Investor Limited Partners or Investor Representatives.
     SECTION 5.14 Role of and Decisions by Investor Representatives.
     Notwithstanding anything herein to the contrary, the Investor Representatives shall take no action nor make any decision on behalf of the Partnership except to the extent they are expressly authorized to do so under this Agreement in their capacity as Investor Representatives. Except as otherwise expressly provided herein, all references to decisions to be made or objections given by the Investor Representatives shall be deemed to be made upon the affirmative vote, consent, or approval or objection of a majority of the Investor Representatives.

     SECTION 5.15 Purchase of Goods and Services from the General Partner.
     Goods and services may be purchased from the General Partner or its Affiliates as long as they are of substantially the same quality and price as could be obtained from an unrelated third party.
     SECTION 5.16 Decisions by the General Partner.
     Except as provided in this Agreement, decisions and actions to be taken by the Partnership shall be deemed to have been made only upon the affirmative approval or consent of the General Partner and the Investor Representatives. In the event a decision, approval or consent is requested of the Investor Representatives by the General Partner, it shall be deemed to have been affirmatively made if the Investor Representatives fail to respond to any such written request therefor within five (5) days of notice thereof by the General Partner. Notwithstanding anything in this Agreement to the contrary, all decisions and actions to be made by the General Partner with respect to any loan, lease or other similar financing of the development, construction or operation of the Hospital or the Partnership’s affairs, including without limitation the decisions with respect to incurring any indebtedness or the refinancing thereof, shall be made by the General Partner and shall be subject to the consent of the Investor Representatives, which consent shall not be unreasonably withheld; provided, the application of the Partnership’s funds toward the repayment of all or a portion of any financing of the Partnership in excess of amounts then required to be paid (i.e., voluntary prepayments) shall be made only with the consent of the General Partner and the Investor Representatives. The Investor Representatives shall be deemed to have specifically approved all expenditures proposed by the General Partner that are substantially consistent with the Development Budget Exhibit or an approved operating budget when funded from additional Capital Contributions made to the Partnership by the Partners pursuant to Section 3.5 above.
     The development and annual operating budgets to be proposed by the General Partner shall be approved by the General Partner and the Investor Representatives as provided above subject to the following:
     (a) The Investor Representatives shall be deemed to have approved a development budget which is substantially consistent with the attached Development Budget Exhibit to this Agreement;
     (b) The Investor Representatives shall not unreasonably withhold its approval of budgets which are within the reasonable revenue expectations of the Hospital and which are in compliance (both as to terms and availability of financing) with agreements with the Partnership’s lenders and other parties providing financing to the Partnership; and
     (c) In the event that the General Partner and the Investor Representatives are unable to approve an annual budget, the General Partner shall be authorized to operate the Partnership under the previous year’s budget increased by the greater of 5% or the increase during the previous year in the Consumer Price Index for Medical Items until a new budget is approved.

ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS
     SECTION 6.1 Distributions of Cash Flow from Operations and Cash from Sales or Refinancing.
     (a) Prior to the dissolution of the Partnership, Cash Flow from Operations and Cash from Sales or Refinancing, if any, remaining after repayment of any amounts then due on loans made by the Partners to the Partnership and after payment of any Cash Distributions pursuant to Section 6.7, shall be distributed annually by the Partnership as Cash Distributions following the end of such Fiscal Year. Such Cash Distributions shall be made according to the relative percentage Partnership Interests of the Partners and Economic Interest Owners.
     (b) To the extent possible, any Guarantee Fee shall be deducted from the Cash Distributions otherwise distributable to the Nonguarantor Partners pursuant to paragraph (a) of this Section 6.1 and paid to the Guarantor Partners as set forth in Section 5.6(c). Notwithstanding anything herein to the contrary, no distributions shall be made to Partners if prohibited by the Act.
     SECTION 6.2 Profits.
     Except as provided in the Regulatory Allocations Exhibit and subject to Section 6.6, Profits shall be allocated as follows:
     (a) First, to the General Partner to the extent of the amount equal to the remainder, if any, of (i) the cumulative Losses allocated to the General Partner pursuant to Section 6.3(e) for all prior Fiscal Years, less (ii) the cumulative Profits allocated to the General Partner pursuant to this Section 6.2(a) for all prior Fiscal Years;
     (b) Second, to the Limited Partners pro rata in proportion to and to the extent of the amount equal to the remainder, if any, of (i) the cumulative Losses allocated to the Limited Partners pursuant to Section 6.3(e) for all prior Fiscal Years, less (ii) the cumulative Profits allocated to the Limited Partners pursuant to this Section 6.2(b) for all prior Fiscal Years;
     (c) Third, to the Partners pro rata in proportion to and to the extent of the amount equal to the remainder, if any, of (i) the cumulative Losses allocated to the Partners pursuant to Section 6.3(d) for all prior Fiscal Years, less (ii) the cumulative Profits allocated to the Partners pursuant to this Section 6.2(c) for all prior Fiscal Years;
     (d) Fourth, to the Partners pro rata in proportion to and to the extent of the amount equal to the remainder, if any, of (i) the cumulative Losses allocated to the Partners pursuant to Section 6.3(c) for all prior Fiscal Years, less (ii) the cumulative Profits allocated to the Partners pursuant to this Section 6.2(d) for all prior Fiscal Years;
     (e) Fifth, to the Partners until the cumulative Profits allocated pursuant to this Section 6.2(e) (net of Losses allocated pursuant to Section 6.3(b)) equals the aggregate Cash Distributions made for all years with respect to which any Partner’s Cash Distributions were adjusted pursuant to Section 6.1(b), pro rata in accordance with the relative difference, with respect to each Partner, between (i) such aggregate Cash Distributions and (ii) the cumulative Profits previously allocated pursuant to this Section 6.2(e) (net of Losses allocated pursuant to Section 6.3(b)); and
     (f) Finally, all remaining Profits shall be allocated to the Partners in accordance with their percentage Partnership Interests.

     SECTION 6.3 Losses.
     Except as provided in the Regulatory Allocation Exhibit and subject to Section 6.6, Losses shall be allocated as follows:
     (a) First, to the Partners that have been allocated Profits pursuant to Section 6.2(f) until the cumulative Losses allocated pursuant to this Section 6.3(a) equals the cumulative prior allocations of Profits pursuant to Section 6.2(f);
     (b) Second, to the Partners that have been allocated Profits pursuant to Section 6.2(e) until the cumulative Losses allocated pursuant to this Section 6.3(b) equals the cumulative prior allocations of Profits pursuant to Section 6.2(e);
     (c) Third, Losses shall be allocated to the Partners with positive Adjusted Capital Account balances in proportion to those balances;
     (d) Finally, all remaining Losses shall be allocated to the Partners in accordance with their percentage Partnership Interests.
     (e) Notwithstanding the foregoing, Losses allocated pursuant to this Section 6.3 shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account deficits as a consequence of an allocation of Losses pursuant to this Section 6.3, the limitation set forth in this Section 6.3(e) shall be applied on a Limited Partner-by-Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 6.3(e) shall be allocated to the General Partner.
     SECTION 6.4 Code Section 704(c) Tax Allocations.
     Income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.
     In the event the Agreed Value of any Partnership asset is adjusted after its contribution to the Partnership, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.
     Any elections or other decisions relating to allocations under this Section shall be determined by the General Partner. Absent a determination by the General Partner, and subject to the requirements of Section 3.7 hereof, the remedial allocation method under Regulation Section 1.704-3(d) shall be used. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     SECTION 6.5 Miscellaneous.
     (a) Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.
     (b) Other Items. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Partners in the same proportion as they share Profits or Losses, as the case may be, for the year.
     (c) Tax Consequences; Consistent Reporting. The Partners are aware of the income tax consequences of the allocations made by this Article and by the Regulatory Allocations and hereby agree to be bound by those allocations as reflected on the information returns of the Partnership in reporting their shares of Partnership income and loss for income tax purposes. Each Partner agrees to report its distributive share of Partnership items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Partnership. Any Partner failing to report consistently, and who notifies the Internal Revenue Service of the inconsistency as required by law, shall reimburse the Partnership for any legal and accounting fees incurred by the Partnership in connection with any examination of the Partnership by federal or state taxing authorities with respect to the year for which the Partner failed to report consistently.
     (d) Economic Interest Owners. Each Economic Interest Owner shall be entitled to the distributions and allocations to which its predecessor in interest would have been entitled under this Article VI had it retained the Economic Interest acquired by the Economic Interest Owner.
     SECTION 6.6 Special Allocations of Guarantee Fees.
     Any and all deductions, losses or reductions to Capital Accounts attributable to the payment by the Partnership of Guarantee Fees shall be allocated to the Nonguarantor Partners in accordance with their relative percentage Partnership Interests.
     SECTION 6.7 Tax Distributions.
     The General Partner shall, to the extent permitted by applicable law, and subject to the availability of Cash Flow from Operations or Cash from Sales or Refinancing, distribute cash annually to the Partners, pro rata in accordance with the relative percentage Partnership Interests of such Partners, in an amount which is sufficient to enable them to pay income taxes which arise from allocations to them of the taxable income of the Partnership; provided, however, that the foregoing shall not require the sale of any Partnership assets or any refinancing for the purpose of making such distributions. In computing taxable income of each Partner, the taxable income of each Partner for the current year shall be reduced by any cumulative tax losses incurred in prior years (after reduction by taxable income in prior years). Such distributions shall assume for all Partners the highest combined federal and state tax rates applicable to any Partner with respect to his or its allocation of taxable income from the Partnership.

ARTICLE VII
DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
     SECTION 7.1 No Termination by Certain Acts of Partner.
     Neither the transfer of interest, withdrawal from the Partnership, bankruptcy, insolvency, dissolution, liquidation or other disability, nor the legal incompetency of any Partner shall result in the termination or dissolution of the Partnership or affect its continuance in any manner whatsoever.
     SECTION 7.2 Dissolution.
     The Partnership shall be dissolved upon the happening of any of the following events, whichever shall first occur:
     (a) The election by the General Partner to dissolve the Partnership in accordance with the terms of Section 3.5(f) hereof;
     (b) If there is no longer a General Partner of the Partnership, unless the Partnership is continued by the consent of not less than a majority in interest of the remaining Partners within ninety (90) days after notice of such event, effective as of the date of such event. If there is no remaining General Partner, the remaining Partners owning at least 51% of the Partnership Interests which are owned by the remaining Partners shall, if they desire to continue the Partnership, elect a Substitute General Partner who shall assume all of the rights and duties of the General Partner under this Agreement (which Substitute General Partner accepts such election);
     (c) Upon the written agreement of the General Partner and the Investor Representatives;
     (d) The expiration of the term of the Partnership as provided in Section 2.5 hereof;
     (e) The adjudication of bankruptcy of the Partnership;
     (f) In accordance with Section 12.11 hereof; and
     (g) The entry of a decree of judicial dissolution or the administrative dissolution of the Partnership as provided in the Act.
     SECTION 7.3 Dissolution and Final Liquidation.
     (a) Upon any dissolution of the Partnership, the Partnership shall not terminate, but shall cease to engage in further business except to the extent necessary to perform existing contracts and preserve the value of its assets. Its assets shall be liquidated and its affairs shall be wound up as soon as practical thereafter by the General Partner, or if for any reason there is no General Partner, by another Person designated by HPHI and a Majority Vote of the Investor Limited Partners. In winding up the Partnership and liquidating assets, the General Partner, or other Person so designated for such purpose, may arrange, either directly or through others, for the collection and disbursement to the Partners of any future receipts from the Hospital or other sums to which the Partnership may be entitled, and shall sell the Partnership’s interest in the Hospital and the Equipment to any Person, including the General Partner or any Affiliate thereof, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof, as such fair market value is approved by HPHI and a Majority Vote of the Investor Limited Partners.
     (b) Upon any such dissolution and liquidation of the Partnership, the net assets, if any, of the Partnership available for distribution, including any cash proceeds from the liquidation of Partnership assets, shall be applied and distributed in the following manner or order, to the extent available:
     (i) To the payment of or creation of reserves for all debts, liabilities, and obligations to all creditors of the Partnership (other than the Partners or their Affiliates) and the expenses of liquidation;
     (ii) To the payment of all debts and liabilities (including interest), and further including without limitation any accrued but unpaid Guarantee Fees, owed to the Partners or their Affiliates as creditors; and
     (iii) The balance to the Partners with positive Capital Account balances after taking into account all other adjustments during the Fiscal Year in which liquidation occurs.
     (c) The Partners intend that the allocations provided under Article VI will produce final Capital Account balances for the Partners that permit liquidating distributions pursuant to Section 7.3(b)(iii) to be made in the order and priorities set forth in Section 6.1 (after taking into account all previous distributions made to the Partners pursuant to Section 6.1). If the allocations otherwise made under Article VI would fail to produce such final Capital Account balances, the General Partner shall cause the allocations made under Article VI to be made in a manner that achieves the foregoing intent as close as possible.
     (d) The Partners shall look solely to the assets, if any, of the Partnership for any return of their Capital Contributions and, if the assets of the Partnership remaining after payment or discharge of the Partnership’s debts and liabilities, or provision therefor, are insufficient to return all or any part of the Capital Contributions, no Partner shall have any right of recourse against the General Partner or other Partners or to charge the General Partner or other Partners for any amounts except as provided herein and except to the extent otherwise provided by the Act and/or North Carolina law.
     (e) Upon such dissolution, reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.
     (f) The Capital Accounts of the Partners, as adjusted, shall be utilized by the Partnership for the purpose of making distributions to those Partners with positive balances in their respective Capital Accounts pursuant to Section 7.3(b). In making such distributions, the General Partner or the Person winding up the affairs of the Partnership shall distribute all funds available for distribution to the Partners and Economic Interest Owners (after establishing any reserves that the General Partner deem or the Person winding up the affairs of the Partnership deems reasonably necessary pursuant to Section 7.3(b)) prior to the later of (i) the end of the taxable year in which the event occurs which caused the termination and dissolution of the Partnership, or (ii) ninety (90) days after the occurrence of such event. The General Partner in its sole discretion, or the Person winding up the affairs of the Partnership, in its discretion, may elect to have the Partnership retain any installment obligations owed to the Partnership until collected in full so long as any portion of the reserves which are later determined to be unnecessary, and all collections on such installment obligations which are not deemed to be reasonably necessary by the General Partner or the Person winding up the affairs of the Partnership to add to such reserves are distributed as soon as practicable in accordance with the provisions of Section 7.3(b) as modified by this Section.
     (g) Each Economic Interest Owner shall be entitled to the distributions to which its predecessor in interest would have been entitled pursuant to this Article VII had it retained the Economic Interest acquired by the Economic Interest Owner.
     SECTION 7.4 Termination.
     Upon completion of the dissolution, winding up, distribution of the liquidation proceeds and any other Partnership assets, the Partnership shall terminate.
     SECTION 7.5 Payment in Cash.
     Any payments made to any Partner pursuant to this Article VII shall be made only in cash.
     SECTION 7.6 Goodwill and Trade Name.
     Upon the dissolution of the Partnership, the firm or trade name of the Partnership and any goodwill associated therewith shall become the sole property of the General Partner, provided that distributions and allocations otherwise due to the General Partner shall not be reduced as a result of the General Partner becoming entitled to such assets.
     SECTION 7.7 Termination of Noncompetition Covenants.
     The Partners shall have no continuing liability, or obligation under Section 5.9(b) after the second (2nd) anniversary of the dissolution of the Partnership; provided that if there is a material breach of this Agreement by the General Partner which is not cured within thirty (30) days thereafter and which results in a dissolution and termination of the Partnership, then the Investor Limited Partners shall have no further liability under Section 5.9(b) after the dissolution and termination of the Partnership.
ARTICLE VIII
REMOVAL OR WITHDRAWAL OF GENERAL PARTNER AND PARTNERS AND
TRANSFER OF PARTNERS’ PARTNERSHIP AND/OR ECONOMIC INTERESTS
     SECTION 8.1 General Partner — Transfers.
     (a) The General Partner and HPHI may sell or pledge their Partnership Interests or transfer or assign any of HMC Management’s rights and duties as a General Partner to any Person who assumes in writing HMC Management’s obligations and liabilities arising under this Agreement, except that in no event shall they sell their Partnership Interests or assign HMC Management’s rights and duties as a General Partner to any Person who owns a hospital located within three (3) miles of the Hospital without the approval by a Majority Vote of Investor Limited Partners.
     (b) No Investor Limited Partner may assign its rights to be an Investor Representative herein. Upon the withdrawal or resignation of an Investor Representative, a substitute therefore who must be an Investor Limited Partner, or an owner of a Limited Partner that is an Entity, may be elected by a Majority Vote of the Investor Limited Partners.
     (c) Any resignation or withdrawal by the General Partner as a general partner shall not constitute the General Partner’s withdrawal as a Partner.
     SECTION 8.2 Partners’ Right to Continue When Partnership has no General Partner.
     If at any time there is no remaining General Partner, a meeting of the Partners shall be held at the principal place of business of the Partnership within forty-five (45) days after the happening of such event to consider whether to continue the Partnership on the same terms and conditions as are contained in this Agreement (except that the General Partner may be different) and to select a General Partner for the Partnership, or whether to wind up the affairs of the Partnership, liquidate its assets and distribute the proceeds therefrom in accordance with Article VII hereof. The Partnership may be continued and a new General Partner (who accepts such appointment) selected by the Partners within ninety (90) days of the occurrence of the event described in Section 7.2(b) with respect to the last General Partner. The new General Partner shall execute, acknowledge, file or record (as appropriate) Certificate of Limited Partnership and a Limited Partnership Agreement, or amendments to those documents, and such other documents as may be required by the Act. The continuance of the Partnership pursuant to the terms of this Section 8.2 is conditioned upon (i) any amendment required by the Act of the Certificate of Limited Partnership to reflect the foregoing change and, if applicable, compliance by the Partnership with any notice provisions of the Act and (ii) delivery to the withdrawing General Partner of an indemnification agreement by the Partnership, in form and substance reasonably satisfactory to the withdrawing General Partner, indemnifying and holding the withdrawing General Partner harmless against all future liabilities of the Partnership.
     SECTION 8.3 Relationship with Substitute General Partner.
     The relationship of the Partners to any Person that has either acquired the Partnership Interest of the General Partner or has been elected as a successor General Partner as provided herein shall be governed by this Agreement. If such Person was not previously a General Partner, then such Person, as Substitute General Partner, shall have all the rights and powers of its predecessor General Partner under this Agreement; provided, such Person assumes in writing the obligations of such General Partner under this Agreement and any arising thereafter, and accepts and adopts all the terms and provisions of this Agreement in writing. The withdrawing General Partner shall be liable for all of its covenants and obligations under this Agreement for all periods prior to its withdrawal until such liability is assumed by a Substitute General Partner.
     SECTION 8.4 Investor Limited Partners — Restriction on Transfer.
     Except as otherwise set forth in this Section or in this Agreement, no Economic Interest and/or Partnership Interest of an Investor Limited Partner or any portion thereof, shall be validly sold or assigned whether voluntarily, involuntarily or by operation of law, and no purported assignee shall be recognized by the Partnership for any purpose, unless such Economic Interest and/or Partnership Interest shall have been transferred in accordance with the provisions of this Agreement and in compliance with such additional restrictions as may be imposed by the General Partner to comply with requirements imposed by any federal or state securities regulatory authority and unless the General Partner’s consent is obtained. In no event, however, shall an Investor Limited Partner transfer or sell all or any of its Economic Interest and/or Partnership Interest to (x) any Person who, if a Partner, would be in violation of Section 5.9(b) hereof or (y) any Person who owns a hospital located within three (3) miles of the Hospital without the consent of the General Partner and the Majority Vote of Investor Limited Partners. Except as otherwise set forth in this Section or in this Agreement, an Investor Limited Partner may transfer, sell or assign its entire Economic Interest and/or Partnership Interest if it has received the approval of the General Partner, not to be unreasonably withheld, provided however: (a) other Investor Limited Partners first for a period of fifteen (15) days, thereafter the General Partner for a period of fifteen (15) days and thereafter the Partnership for a period of fifteen (15) days shall have the right, but not the obligation, to purchase all, but not less than all, of the Economic Interest and/or Partnership Interest proposed to be transferred, which right shall be exercisable on the terms and for the purchase price set forth in writing in a bona fide offer made for the Interests by a third-party, and (b) there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of the Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and the assignee shall have represented to the Partnership in writing that it meets the investor suitability standards established by the appropriate state of residence, or, in the absence thereof, the investor suitability standards established by the Partnership. The General Partner shall use reasonable care to determine that transfers are in accordance with applicable laws and regulations, including obtaining an opinion of counsel to that effect. Any Investor Limited Partner that assigns all its Partnership Interest shall cease to be a Partner of the Partnership. Any Partnership Interests acquired by the Partnership pursuant to Section 8.4 shall, subject to applicable law, be re-offered by the Partnership to suitable investors.
     Notwithstanding anything in this Section to the contrary, in the event that any Investor Limited Partner wishes to sell his Partnership Interest to the Partnership or to another Person whether or not currently an Investor Limited Partner, the right of first refusal procedure set forth above shall not apply at the election and upon the approval of the General Partner, HPHI and the Investor Representatives. In such event, either the General Partner, HPHI and the Investor Representatives may agree on behalf of the Partnership to repurchase the Partnership Interest of the divesting Investor Limited Partner or the Partnership Interest may be sold to another Person who is otherwise a qualified investor in the Partnership and fulfills all of the obligations required of each Investor Limited Partner. The purchase price for the Partnership Interest of the divesting Investor Limited Partner shall be based upon the fair market value of the Partnership Interest as reasonably agreed upon by the General Partner and the divesting Investor Limited Partner and shall be payable according to the Payment Method, unless the General Partner, HPHI, and the Investor Representatives approve payment of the purchase price in a lump sum.
     Any dissolution, liquidation, merger (unless Investor Limited Partners or their Affiliates existing prior to such merger own at least fifty-one percent (51%) of the surviving entity after the merger or unless both parties to such merger are majority owned by parties who are Investor Limited Partners or their Affiliates prior to such merger) or sale of an Investor Limited Partner which is an Entity (a sale shall include a transfer of fifty percent (50%) or more of its ownership interests or of substantially all of its assets or any other transaction or series of related transactions intended to accomplish, in substance, a sale of such Entity) shall constitute an offer by such Investor Limited Partner to sell such Investor Limited Partner’s Interest pursuant to Section 8.4 for the Formula Purchase Price (as defined in Section 8.10 below).
     SECTION 8.5 Hospital Limited Partner — Restriction on Transfer.
     Except as otherwise set forth in this Section or in this Agreement, no Economic Interest and/or Partnership Interest of the Hospital Limited Partner or any portion thereof, shall be validly sold or assigned whether voluntarily, involuntarily or by operation of law, and no purported assignee shall be recognized by the Partnership for any purpose, unless such Economic Interest and/or Partnership Interest shall have been transferred in accordance with the provisions of this Agreement and in compliance with such additional restrictions as may be imposed by the General Partner to comply with requirements imposed by any federal or state securities regulatory authority and unless the General Partner’s consent is obtained. In no event, however, shall the Hospital Limited Partner transfer or sell all or any of its

Economic Interest and/or Partnership Interest to any Person who, if a Partner, would be in violation of Section 5.9(b) hereof. Except as otherwise set forth in this Section or in this Agreement, the Hospital Limited Partner may transfer, sell or assign its entire Economic Interest and/or Partnership Interest if it has received the approval of the General Partner and the Investor Representatives, not to be unreasonably withheld, provided however: (a) the General Partner, HPHI and the Investor Limited Partners, on a pro rata basis, first for a period of fifteen (15) days, and thereafter the Partnership for a period of fifteen (15) days shall have the right, but not the obligation, to purchase all, but not less than all, of the Economic Interest and/or Partnership Interest proposed to be transferred, which right shall be exercisable on the terms and for the purchase price set forth in writing in a bona fide offer made for the Interests by a third-party, and (b) there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of the Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and the assignee shall have represented to the Partnership in writing that it meets the investor suitability standards established by the appropriate state of residence, or, in the absence thereof, the investor suitability standards established by the Partnership. The General Partner shall use reasonable care to determine that transfers are in accordance with applicable laws and regulations, including obtaining an opinion of counsel to that effect. Upon assigning all its Partnership Interest, the Hospital Limited Partner shall cease to be a Partner of the Partnership. Any Partnership Interests acquired by the Partnership pursuant this Section shall, subject to applicable law, be re-offered by the Partnership to suitable investors.
     Notwithstanding anything in this Section to the contrary, in the event that the Hospital Limited Partner wishes to sell its Partnership Interest to the Partnership or to another Person whether or not currently a Investor Limited Partner, the right of first refusal procedure set forth above shall not apply at the election and upon the approval of the General Partner, HPHI and the Investor Representatives. In such event, either the General Partner, HPHI and the Investor Representatives may agree on behalf of the Partnership to repurchase the Partnership Interest of the divesting Hospital Limited Partner or the Partnership Interest may be sold to another Person who is otherwise a qualified investor in the Partnership and fulfills all of the obligations required of a Limited Partner. The purchase price for the Partnership Interest of the divesting Hospital Limited Partner shall be based upon the fair market value of the Partnership Interest as reasonably agreed upon by the General Partner and the divesting Hospital Limited Partner and shall be payable according to the Payment Method, unless the General Partner, HPHI, and the Investor Representatives approve payment of the purchase price in a lump sum.
     Any dissolution, liquidation, merger (unless the Hospital Limited Partner or its Affiliates existing prior to such merger own at least fifty-one percent (51%) of the surviving entity after the merger or unless both parties to such merger are majority owned by the Hospital Limited Partner or its Affiliates prior to such merger) or sale of the Hospital Limited Partner (a sale shall include a transfer of fifty percent (50%) or more of its ownership interests or of substantially all of its assets or any other transaction or series of related transactions intended to accomplish, in substance, a sale of the Hospital Limited Partner) or any transaction that results in the ability of a third party to elect or designate a majority of the board of directors or trustees of the Hospital Limited Partner shall constitute an offer by the Hospital Limited Partner to sell its Interest pursuant to this Section 8.5 for the Formula Purchase Price (as defined in Section 8.10 below); provided, however, that upon any such event, the Partnership may elect to require the Hospital Limited Partner to require that any third party that purchases, merges with or otherwise so controls the Hospital Limited Partner or its affiliates to assume as a condition to the closing of such transaction, in writing and in a form reasonably satisfactory to the General Partner, all of the Hospital Limited Partner’s rights and obligations under this Agreement.

     SECTION 8.6 Condition Precedent to Transfer of Economic Interest and/or Partnership Interest.
     Notwithstanding anything herein to the contrary, no transfer of an Economic Interest and/or Partnership Interest may be made if such transfer (a) constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities laws; (b) if after such transfer the Partnership will not be classified as a partnership for federal income tax purposes; and (c) if when taken together with other prior transfers, results in a “termination” of the Partnership for federal income tax purposes. The Partnership may require, as a condition precedent to transfer of an Economic Interest and/or Partnership Interest, delivery to the Partnership, at the proposed transferor’s expense, of an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to the General Partner that the transfer will not violate any of the foregoing restrictions.
     SECTION 8.7 Substitute Partner — Conditions to Fulfill.
     No assignee of a Partner’s Partnership Interest in the Partnership shall have the right to become a Substitute Partner in place of its assignor unless, in addition to any other requirement herein, all of the following conditions are satisfied:
     (a) The Partnership has waived its right pursuant to Section 8.4 to purchase the Partnership Interest held by the assignee;
     (b) The duly executed and acknowledged written instrument of assignment which has been filed with the Partnership sets forth that the assignee becomes a Substitute Partner in place of the assignor;
     (c) The assignor and assignee execute and acknowledge such other instruments as the General Partner may deem reasonably necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee of the provisions of this Agreement;
     (d) The written consent of the General Partner to such substitution is obtained, which consent may be withheld in the General Partner’s sole and absolute discretion; and
     (e) The payment by the assignee of all costs to the Partnership associated with the transaction, including but not limited to legal fees, transfer fees, and filing fees.
     SECTION 8.8 Allocations Between Transferor and Transferee.
     Upon the transfer of a Partner’s Economic Interest or Partnership Interest, all items of income, gain, loss, deduction and credit attributable to the Economic Interest or Partnership Interest so transferred shall be allocated between the transferor and the transferee in such manner as the transferor and transferee agree at the time of transfer; provided such allocation does not violate federal or state income tax law. If the General Partner, in its sole discretion, deems such laws violated, then such allocation shall be made pro rata for the fiscal year based upon the number of days during the applicable fiscal year of the Partnership that the Economic Interest or Partnership Interest so transferred was held by the transferor and transferee, without regard to the results of Partnership activities during the period in which each was the holder, or in such other manner as the General Partner deems necessary to comply with federal or state income tax laws. Distributions as called for by this Agreement shall be made to the holder of record of the Economic Interest or Partnership Interest on the date of distribution. Notwithstanding anything contained in this Agreement to the contrary, both the Partnership and the General Partner shall be entitled to treat the assignor of any assigned Economic Interest or Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor in reliance on the Partnership records as they exist until such time as the written assignment has been received by, and recorded on the books of the Partnership. For purposes of this Article VIII, the effective date of an assignment of any Economic Interest or Partnership Interest shall be the last day of the month specified in the written instrument of assignment.
     SECTION 8.9 Rights, Liabilities of, and Restrictions on Assignee.
     No assignee of a Partner’s Economic Interest or Partnership Interest shall have the right to participate in the Partnership, inspect the books of account of the Partnership or exercise any other right of a Partner unless and until admitted as a Substitute Partner. Notwithstanding the General Partner’s failure or refusal to admit an assignee as a Substitute Partner, such assignee shall be entitled to receive the share of income, credit, gain, expense, loss and deduction and cash distributions provided hereunder that is assigned to it, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, the Partnership shall have first received notice of such assignment and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof shall have been satisfied. The Partnership’s tax returns shall be prepared to reflect the interests of assignees as well as Partners.
     SECTION 8.10 Death of a Partner.
     Heirs of Partners shall be entitled to inherit the Partnership Interests of a deceased Investor Limited Partner or of an Investor Limited Partner owned by an individual who has deceased, provided that upon such death such interests shall be automatically converted to an Economic Interest only in the Partnership until such heir agrees in writing to all of the terms and conditions of this Agreement and such other reasonable terms as may be established by the General Partner as a condition to such heir becoming an Investor Limited Partner, in which event such interest shall again become a Partnership Interest in the Partnership. Notwithstanding the previous sentence at any time within nine (9) months of the death of an Investor Limited Partner (or of an individual that owns such Investor Limited Partner) the other Investor Limited Partners for a period of fifteen (15) days following written notice to them, thereafter the General Partner for a period of fifteen (15) days and thereafter the Partnership for a period of fifteen (15) days shall have the option to purchase the Partnership Interest of the deceased Investor Limited Partner or of an Investor Limited Partner owned by an individual who has deceased, and the estate of the deceased individual shall be obligated to sell such Partnership Interest to the other Partners or the Partnership, in accordance with the terms of this Section 8.9. The other Partners or the Partnership must exercise their option by giving written notice thereof to the estate of the deceased Partner, or the appropriate representative thereof, within the time periods set forth above and in all events within such nine (9) month period. The purchase price for such Partnership Interest shall equal the greater of (i) five (5) multiplied by the net income (as reasonably determined by the Partnership’s accountants) of the Partnership for the twelve (12) month period ending as of the calendar quarter most recently ended prior to the death of such Partner multiplied by the percentage Partnership Interest of such Partner in the Partnership (the “Formula Purchase Price”); (ii) the Capital Contributions of the applicable Investor Limited Partner less all amounts distributed to the applicable Investor Limited Partner by the Partnership and (iii) the fair market value of such applicable Investor Limited Partner’s Partnership Interest determined by an independent appraiser reasonably selected by the General Partner provided that the expenses thereof shall be deducted from the proceeds of such sale. The purchase price shall be paid (the “Payment Method”) in three (3) equal annual installments, the first third of which shall be paid upon the determination of the purchase price and the remaining two (2) installments of which shall be paid on the first and second anniversary of such date. The outstanding amounts due from the Partnership to the estate of the deceased Partner shall bear interest at Prime Rate as of the date of such Partner’s death. Accrued interest shall be paid as of the dates payments of principal are due as provided above.

     SECTION 8.11 Repurchase of Interests in Certain Event.
     (a) In the discretion of the General Partner, the Partnership may, but is not obligated to, repurchase a Partner’s Economic Interest or Partnership Interest upon such Partner’s breach of the Partner’s obligations contained in Article III, Sections 5.9, 8.1(b), 8.4, 8.9, 12.1 and 12.11 of this Agreement.
     (b) Each Partner agrees to sell its Partnership Interest to the Partnership in the event the General Partner elects to exercise the right of repurchase granted under Section 8.10(a) and the purchase price shall be the lower of (x) the Capital Contributions of the Partner less all amounts distributed to such Partner by the Partnership and (y) the Formula Purchase Price.
     SECTION 8.12 Permissible Transfers by Limited Partners.
     Notwithstanding anything in this Agreement to the contrary, one or more Limited Partners may elect within ninety (90) days of the Effective Date or, if not Limited Partners on the Effective Date, within thirty (30) days after acquiring a Partnership Interest in the Partnership, to assign its or their Partnership Interests to a corporation, limited liability company or limited partnership formed and maintained for the sole purpose of holding such Partnership Interests if such assignee is owned by the assigning Limited Partner(s) or such assignee’s owners are substantially identical to the owners of such Limited Partner(s) as long as such assignee and its Affiliates agree in writing to be bound by all the terms and conditions of this Agreement and the General Partner first approves in writing the terms of all documents creating and constituting such Entity.
     SECTION 8.13 Sale of Partnership.
     For so long as the Hospital Limited Partner retains its Partnership Interest, the Hospital Limited Partner shall have a right of first offer to purchase the Hospital or the controlling equity interests of the Partnership if the Partnership or the Partners other than the Hospital Limited Partner determine to market the Hospital or a controlling interest in the Partnership for sale. The Partnership or the Partners other than the Hospital Limited Partner, as the case may be, shall give written notice of their desire to sell the Hospital or a controlling interest in the Partnership, as the case may be, and the Hospital Limited Partner and the Partnership or the Partners other than the Hospital Limited Partner, as the case may be, shall negotiate in good faith for up to forty-five (45) days after receipt of such notice regarding the terms of such purchase and sale. If the Hospital Limited Partner and the Partnership (or the Partners other than the Hospital Limited Partner) are unable to agree to terms of the purchase and sale within such forty-five (45)-day period, the Partnership (or the Partners other than the Hospital Limited Partner) shall be permitted to sell the Hospital or a controlling interest in the Partnership to a third party on commercially reasonable terms.
ARTICLE IX
RECORDS, ACCOUNTINGS AND REPORTS
     SECTION 9.1 Books of Account.
     At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, income and losses, and all other records necessary for recording the Partnership’s business and affairs including those sufficient to record the allocations and distributions required by the provisions of this Agreement.

     SECTION 9.2 Access to Records.
     The books of account and all documents and other writings of the Partnership, including the Certificate of Limited Partnership and any amendments thereto, shall at all times be kept and maintained by the General Partner or, if required by law, at the registered office of the Partnership. Each Partner or its designated representatives shall, upon reasonable notice to the General Partner, be granted access to such financial and accounting books, records and other documents and writings during reasonable business hours and shall have the right to inspect and make copies of any of such books, records and other documents and writings, which information may be used solely in connection with such Partner’s investment in the Partnership. In addition to the foregoing rights, any one or more Limited Partners holding in the aggregate twenty percent (20%) of the Partnership Interests shall have the right to retain, at their sole cost and expense and upon reasonable notice to the General Partner, a firm of independent certified public accountants to review and/or audit the financial and accounting books and records of the Partnership, the results of which may be used solely in connection with such Limited Partners’ investment in the Partnership.
     SECTION 9.3 Bank Accounts and Investment of Funds.
     (a) the General Partner shall open and maintain, on behalf of the Partnership, a bank account or accounts in a federally insured bank or savings institution as it shall determine, in which all monies received by or on behalf of the Partnership shall be deposited. All withdrawals from such accounts shall be made upon the signature of such Person or Persons as the General Partner may from time to time designate.
     (b) Any funds of the Partnership which the General Partner may determine are not currently required for the conduct of the Partnership’s business may be deposited with a federally insured bank or savings institution or invested in short-term debt obligations (including obligations of federal or state governments and their agencies, commercial paper, certificates of deposit of commercial banks, savings banks or savings and loan associations) as shall be determined by the General Partner in its sole discretion.
SECTION 9.4 Fiscal Year.
The Fiscal Year and accounting period of the Partnership shall end on September 30 of each year.

     SECTION 9.5 Accounting Reports.
     As soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end thereof, each Partner shall be furnished an annual accounting showing the financial condition of the Partnership at the end of such fiscal year and the result of its operations for the fiscal year then ended, which annual accounting shall be prepared on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis and shall be delivered to each of the Partners promptly after it has been prepared. It shall include a balance sheet as of the end of such Fiscal Year and statements of income and expense, each Partner’s equity, and cash flow for such Fiscal Year. At the General Partner’s election the Partnership shall either be audited or such annual accountings shall be either reviewed or compiled by a firm of independent certified public accountants engaged by the General Partner on behalf of the Partnership. The report shall set forth the distributions to the Partners for such Fiscal Year and shall separately identify distributions from (i) operating revenue during such Fiscal Year, (ii) operating revenue from a prior period which had been held as reserves, (iii) proceeds from the sale or refinancing of the Equipment, and (iv) unexpended proceeds received from the sale of Partnership Interests. Following the opening of the Hospital, the General Partner shall also cause to be prepared and distributed to the Partners quarterly financial statements following the General Partner’s public announcement of its results for such quarter in a form and containing such information as reasonably determined by the General Partner.
     SECTION 9.6 Tax Returns.
     The General Partner shall cause income tax returns for the Partnership to be prepared, at Partnership expense, and timely filed with the appropriate authorities. As soon as is reasonably practicable, and in any event on or before the expiration of 75 days following the end of each Fiscal Year, each Partner shall be furnished with a statement to be used in the preparation of the Partner’s tax returns, showing the amounts of any Profits or Losses allocated to the Partner, and the amount of any distributions made to the Partner, pursuant to this Agreement, along with a reconciliation of the annual report with information furnished to Partners for income tax purposes.
ARTICLE X
MEETINGS AND VOTING RIGHTS OF PARTNERS
     SECTION 10.1 Meetings.
     (a) Meetings of the Partners of the Partnership for any purpose may be called by the General Partner, any Investor Representative or by Limited Partners holding in the aggregate ten percent (10%) of the Partnership Interests. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon thereat. Such meetings shall be held in the Harlingen, Texas area.
     (b) A notice of any such meeting shall be given by mail, not less than fifteen (15) days nor more than sixty (60) days before the date of the meeting, to each Partner at its address as specified in Section 12.7. Such notice shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate that it is being issued at or by the direction of the General Partner or by the Limited Partners, as the case may be. The notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting.

     (c) Each Partner may authorize any Person or Persons to act for the Partner by proxy in all matters in which a Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.
     SECTION 10.2 Voting Rights of Partners.
     (a) Each Partner shall take no part in or interfere in any manner with the control, conduct or operation of the Partnership, and shall have no right or authority to act for or bind the Partnership except as provided herein. Votes or decisions, to the extent taken or to be made, of the Partners may be cast at any duly called meeting of the Partnership or in writing within ten (10) days after written request therefor. Each Partner shall be entitled to the number of votes equal to the percentage Partnership Interest of such Partner.
     (b) No Partner shall have the right or power to vote to: (i) withdraw or reduce the Partner’s Capital Contributions except as a result of the dissolution and liquidation of the Partnership or as otherwise provided by law or this Agreement; (ii) bring an action for partition against the Partnership; (iii) cause the termination and dissolution of the Partnership by court decree or otherwise, except as set forth in this Agreement; or (iv) demand or receive property other than cash in return for its Capital Contributions.
     (c) The Hospital Limited Partner shall not be entitled to vote (i) on any matter if counsel for the Partnership reasonably determines that the exercise of such voting rights would be reasonably likely to violate any laws or regulations applicable to the ownership or operation of hospitals in general and the Hospital, in particular; (ii) on any proposed transaction, bid or other matter with respect to which the Hospital is (or is reasonably likely to be) a competitor of the Hospital Limited Partner or any of its Affiliates; or (iii) on any matter that relates to contracts or arrangements between the Partnership and the Hospital Limited Partner or its affiliates.
ARTICLE XI
AMENDMENTS
     SECTION 11.1 Authority to Amend by General Partner.
     Except as otherwise provided by Section 11.2, this Agreement and the Certificate of Limited Partnership of the Partnership may be amended by the General Partner with the approval of the Investor Representatives which approval shall not be unreasonably withheld or delayed:
     (a) To admit additional Partners or Substitute Partners but only in accordance with and if permitted by the other terms of this Agreement;
     (b) To preserve the legal status of the Partnership as a limited partnership under the Act or other applicable state or federal laws if such does not change the substance hereof, and the Partnership has obtained the written opinion of its counsel to that effect;
     (c) To cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to clarify any provision of this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;
     (d) To satisfy the requirements of the Code and Regulations with respect to limited partnerships or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the Partnership Interests of Partners and is necessary or appropriate in the written opinion of counsel and any amendment under this subsection (d) shall be effective as of the date of this Agreement;
     (e) To the extent that it can do so without materially reducing the economic return on investment in the Partnership to any Partner, to satisfy any requirements of federal or state legislation or regulations, court order, or action of any governmental administrative agency with respect the operation or ownership of the Hospital;
     (f) Subject to the terms of Section 2.5, to extend the term of the Partnership; and
     (g) Upon written notice to all Partners, the General Partner may elect to create a governing body of up to nine (9) members to serve as the governing body of the Hospital. In such event, the governing body members shall include, in addition to the General Partner or its designee, the president or chief executive officer of the Hospital who shall be designated by the General Partner and three (3) additional General Partners elected from time to time by the Investor Limited Partners one of whom must be the medical director of the hospital. The remaining members of the governing body shall be elected from time to time by the General Partner. The General Partner may delegate to such governing body such duties and responsibilities of the General Partner as the General Partner deems necessary or appropriate. Notwithstanding the foregoing, in the event the governing body is so created, the Investor Limited Partners shall continue to have the right to elect Investor Representatives who shall be designated to make decisions which are specifically authorized to be made by the Investor Representatives under this Agreement and the General Partner shall continue to have the right to make decisions with respect to matters which are reserved for the General Partner at the time the number of General Partners is so expanded.
     SECTION 11.2 Restrictions on General Partner’s Amendments: Amendments by Limited Partners.
     Except as provided in Section 11.1, amendments to this Agreement shall be made only upon the consent of the General Partner, HPHI and with a Majority Vote of Investor Limited Partners; provided that any amendment to this Agreement that would amend the rights of the Hospital Limited Partner expressly set forth in this Agreement in any material manner shall also require the consent of the Hospital Limited Partner. Except as set forth in this Section 11.2, no amendment shall be made pursuant to Section 11.1 which would materially and adversely affect the federal income tax treatment to be afforded each Partner, materially and adversely affect the Partnership Interests and liabilities of each Partner as provided herein, materially change the purposes of the Partnership, extend or otherwise modify the term of the Partnership, or materially change the method of allocations and distributions as provided in Article VI and Article VII.
     SECTION 11.3 Amendments to Certificate.
     In making any amendments to this Agreement, there shall be prepared, executed and filed for recording by the General Partner such documents amending the Certificate of Limited Partnership as required under the Act.

ARTICLE XII
MISCELLANEOUS
     SECTION 12.1 Revocable Limited Power of Attorney.
     Upon the execution hereof, each Limited Partner hereby revocably constitutes and appoints the General Partner as its true and lawful attorney in the Limited Partner’s name and on the Limited Partner’s behalf to take at any time all such action which the General Partner is expressly authorized to perform, or which a Limited Partner is expressly required to perform, under this Agreement.
     SECTION 12.2 Waiver of Provisions.
     The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.
     SECTION 12.3 Interpretation and Construction.
     This Agreement contains the entire agreement among the Partners and any modification or amendment hereto must be accomplished in accordance with the provisions of Article XI and Article XII. Where the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision thereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.
     SECTION 12.4 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its conflict of law rules.
     SECTION 12.5 Partial Invalidity.
     In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision and shall continue in full force and effect.
     SECTION 12.6 Binding on Successors.
     The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, distributees, legal representatives, and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.
     SECTION 12.7 Notices and Delivery.
     (a) To Partners. Any notice to be given hereunder at any time to any Partner or any document reports or returns required by this Agreement to be delivered to any Partner, may be delivered personally or mailed to such Partner, postage prepaid, addressed to the Partner at such times as the Partner shall by notice to the Partnership have designated as the Partner’s address for the mailing of all notices hereunder or, in the absence of such notice, to the address set forth in Article IV hereof. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Partner at the time it is mailed, as the case may be.
     (b) To the Partnership. Any notice to be given to the Partnership hereunder shall be delivered personally or mailed to the Partnership, by certified mail, postage prepaid, addressed to the Partnership at its registered office. Any notice so delivered or mailed shall be deemed to have been given to the Partnership at the time it is delivered or mailed, as the case may be.
     SECTION 12.8 Counterpart Execution; Facsimile Execution.
     This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. Such executions may be transmitted to the Partnership and/or the other Partners by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and constitute one and the same agreement.
     SECTION 12.9 Statutory Provisions.
     Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.
     SECTION 12.10 Waiver of Partition.
     Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing its relationship with the Partnership or such party’s interest in the assets held by the Partnership from the interests of other Partners until the end of the term of both this Partnership and any successor partnership formed pursuant to the terms hereof.
     SECTION 12.11 Change In Law.
     If due to any new law, rule or regulation, or due to an interpretation or enforcement of any existing law, rule or regulation, health care counsel reasonably selected by the General Partner determines in writing that it is reasonably likely that the relationships established between any of the parties to this Agreement including any of their Affiliates and/or successors or assigns will not comply with any law, rule, regulation or interpretation thereof (“Applicable Law”), then the parties hereto hereby agree first, to negotiate in good faith to restructure the relationships established under this Agreement so as to bring them into compliance with such applicable laws while at the same time preserving the material benefits of each of the parties hereto. In the event that a specific proposal for the restructuring of this Agreement is approved by the General Partner and a Majority Vote of Investor Limited Partners, such restructured agreement shall become binding upon all Partners of the Partnership. Second, in the event that within forty-five (45) days following the Partnership’s receipt of legal advice in writing from such health care counsel regarding Applicable Law the parties hereto are unable to negotiate an acceptable restructuring of their relationship, then the General Partner shall have the option, within the following forty-five (45) day period, to purchase the Partnership Interests of some or all of the Limited Partners whose ownership is involved with such noncompliance with Applicable Law for a purchase price equal to the greater of: (a) the Formula Purchase Price or (b) the amount of the Capital Contributions made by each such Partner to the Partnership together with interest thereon computed at the Prime Rate as of the date of this Agreement from the date of such contribution through the date upon which the General Partner pays all amounts due under the terms of this Section 12.11. For these purposes, distributions to the Partners by the Partnership after the effective date of this Agreement (and whether before or after health care counsel determined there was a problem under an Applicable Law or before or after the exercise of the purchase option) shall be treated as payments by the General Partner. Such purchase price shall be paid in accordance with the Payment Method. Third, in the event that the General Partner does not exercise its option to purchase Partnership Interests of a Partner whose ownership causes the Partnership not to be in compliance with Applicable Law, such Partners may elect in writing within the following forty-five (45) day period, to require that the Partnership be dissolved, in which event the Partnership shall be dissolved in accordance with the terms of this Agreement.
     SECTION 12.12 Investment Representations of the Partners.
     (a) Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner hereby represents and warrants to the Partnership and to the Partners that such Partner has acquired such Partner’s Partnership Interest in the Partnership for investment solely for such Partner’s own account with the intention of holding such Partnership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Partnership Interest, including an Economic Interest, and without the financial participation of any other Person in acquiring such Partnership Interest in the Partnership.
     (b) Each Partner or individual executing this Agreement on behalf of an entity which is a Partner hereby acknowledges that such Partner is aware that such Partner’s Partnership Interest in the Partnership has not been registered (i) under the Securities Act of 1933, as amended (the “Federal Act”), (ii) under applicable Texas securities laws, or (iii) under any other state securities laws. Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner further understands and acknowledges that his representations and warranties contained in this Section are being relied upon by the Partnership and by the Partners as the basis for the exemption of the Partners’ Partnership Interest in the Partnership from the registration requirements of the Federal Act and from the registration requirements of applicable Texas securities laws and all other state securities laws. Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner further acknowledges that the Partnership will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Partner’s Partnership Interest, including an Economic Interest in the Partnership to any Person unless and until the provisions of this Agreement hereof have been fully satisfied.
     (c) Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner hereby acknowledges that prior to his execution of this Agreement, such Partner received a copy of this Agreement and that such Partner has examined this Agreement or caused this Agreement to be examined by such Partner’s representative or attorney. Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner hereby further acknowledges that such Partner or such Partner’s representative or attorney is familiar with this Agreement and with the Partnership’s business plans. Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner acknowledges that such Partner or such Partner’s representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for such Partner to make an informed investment decision and that such Partner does not desire any further information or data relating to the Partnership or to the Partners. Each Partner or individual executing this Agreement on behalf of an Entity which is a Partner hereby acknowledges that such Partner understands that the purchase of such Partner’s Partnership Interest in the Partnership is a speculative investment involving a high degree of risk and hereby represents that such Partner has a net worth sufficient to bear the economic risk of such Partner’s investment in the Partnership and to justify such Partner’s investing in a highly speculative venture of this type.

     SECTION 12.13 Authorization and Release of Investor Representatives.
     Each of the Investor Limited Partners hereby authorizes the Investor Representatives to make the decisions to be made by the Investor Representatives hereunder and hereby release and hold harmless the Investor Representatives from any and all claims, liabilities, losses or damages which any of them may have now or in the future resulting from any decision made by the Investor Representatives hereunder unless due to the gross negligence or willful misconduct of such Investor Representative.
     SECTION 12.14 Referrals to Hospital and Ownership of Shares of Common Stock of MedCath Holdings, Inc. and/or MedCath Incorporated.
     Each Limited Partner agrees that if in the reasonable opinion of health care counsel to the General Partner or its Affiliates, referrals of patients to the Hospital by the Limited Partner or ownership of shares of common stock in MedCath Holdings, Inc. and/or MedCath Incorporated by the Limited Partner would cause or constitute a violation of any federal or state law, rule or regulation, then, as applicable,
     (a) the Limited Partner shall not refer patients to the Hospital; and
     (b) the Limited Partner shall not acquire, nor continue to own any of shares of common stock of MedCath Holdings, Inc. and/or MedCath Incorporated.
     SECTION 12.15 Acknowledgments Regarding Legal Representation.
     Each of the Partners hereunder acknowledge and agree that Moore & Van Allen, PLLC is counsel for the General Partner and its Affiliates, and may also serve as counsel for the Partnership from time to time. Each of the Partners hereby acknowledges and consents to such representation. Each Partner other than the General Partner further acknowledges and agrees that it shall have no attorney-client relationship with Moore & Van Allen, PLLC as a result of Moore & Van Allen, PLLC’s representation of the Partnership from time to time. Each Partner further consents to Moore & Van Allen’s representation of the Partnership to the extent such firm is requested to do so by the General Partner.
     SECTION 12.16 Exhibits.
     The Exhibits to this Agreement, each of which is incorporated by reference, are:

EXHIBIT A:	Certificate of Limited Partnership.
EXHIBIT B:	Information Exhibit.
EXHIBIT C:	Glossary of Terms.
EXHIBIT D:	Development Budget Exhibit.
EXHIBIT E:	Regulatory Allocations.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the following execution page(s), to be effective as of the date hereof.
[EXECUTIONS APPEAR ON THE FOLLOWING PAGES]

EXECUTION PAGE
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership

GENERAL PARTNER:

HMC MANAGEMENT COMPANY, LLC

By:

Title:

LIMITED PARTNERS:

HARLINGEN PARTNERSHIP HOLDINGS, INC.

By:

Title:

VALLEY BAPTIST MANAGEMENT SERVICES CORPORATION

By:

Title:

For the purpose of acknowledging and agreeing to be bound by the terms of Section 5.9 hereof, the undersigned Affiliates of the Partners other than the General Partner and HPHI hereby execute this Amended and Restated Limited Partnership Agreement.

By:

Title:

By

Title:

EXHIBIT A
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership
[SEE ATTACHED]

Certificate of Domestic Limited Partnership

EXHIBIT B
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership
INFORMATION EXHIBIT

		Additional
	Initial Capital*	Capital	Percentage
Name, Address & TIN	Contribution	Contributions	Partnership Interest
GENERAL PARTNER:

HMC Management Company, LLC. 7621 Little Avenue, Suite 106 Charlotte, NC 28226	$80,000	$1,472,304 (Note 1)	3.42%

LIMITED PARTNERS:

Harlingen Partnership Holdings, Inc. 7621 Little Avenue, Suite 106 Charlotte, NC 28226	$4,000,000		32.58%

Investor Limited Partners	$3,920,000		31.90%

Valley Baptist Management Services Corporation		$17,055,400 (Note 2)	32.10%

Notes:

(1)	HMC Management has made or caused to be made a capital contribution of a portion of an obligation payable by HMC Realty, LLC, in the principal amount of $317,696, and has agreed to convert a portion of a loan obligation in the principal amount of $1,154,607 owed by the Partnership to HMC Management or an affiliate to general partnership interest in the Partnership.

(2)	The Hospital Limited Partner has agreed to convert a portion of a loan obligation in the principal amount of $17,055,393 owed by the Partnership to an affiliate of the Hospital Limited Partner to limited partnership interest in the Partnership.

Sale of Hospital; Right of First Offer
(formerly Article XVI of the Convertible Note Purchase Agreement)
     The Partnership hereby agrees it will not pursue the sale of the Hospital or a controlling interest in the Partnership during the period from December 27, 2005 to December 27, 2008 unless approved by the partners of the Partnership and Hospital Limited Partner; provided, however, that nothing herein will prohibit a sale of a controlling interest in HPH or its parent, MedCath or its Affiliates (other than the Partnership) or a sale of substantially all of the assets of HPH or MedCath or its Affiliates (other than the Partnership). After December 27, 2008, for so long as Hospital Limited Partner owns the Partnership Interest, Hospital Limited Partner shall have a right of first offer to purchase the Hospital or the equity interests of the Partnership if the partners of the Partnership determine to market the Hospital or a controlling interest in the Partnership for sale. The Partnership or the partners of the Partnership, as the case may be, shall give written notice of their desire to sell the Hospital or a controlling interest in the Partnership, as the case may be, and Hospital Limited Partner and the Partnership or the partners of the Partnership, as the case may be, shall negotiate in good faith for up to forty-five (45) days after receipt of such notice regarding the terms of such purchase and sale. If Hospital Limited Partner and the Partnership (or the partners) are unable to agree to terms of the purchase and sale within such forty-five (45)-day period, the Partnership (or the partners) shall be permitted to sell the Hospital or a controlling interest in the Partnership to a third party on commercially reasonable terms.

EXHIBIT C
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership
GLOSSARY OF TERMS
     As used in this Agreement, the following terms shall have the following definitions (unless otherwise expressly provided herein).
     “Act” means the North Carolina Revised Uniform Limited Partnership Act, as in effect in North Carolina and set forth at N.C. Gen. Stat. §§ 59-101 through 59-1106 (or any corresponding provisions of succeeding law).
     “Adjusted Capital Account” means, with respect to any Partner or Economic Interest Owner, such Person’s Capital Account (as defined below) as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Regulations Section 1.704-2(g)(1) (share of minimum gain) and Regulations Section 1.704-2(i)(5) (share of partner nonrecourse debt minimum gain) and decreased by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     “Affiliate” means with respect to a Person, (i) any relative of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the outstanding voting securities or of an equity interest of such Person; or (iii) Entity or holder of ten percent (10%) or more of the outstanding voting securities or of an equity interest of any Entity, controlling, controlled by, or under common control with such Person.
     “Agreed Value” means with respect to any noncash asset of the Partnership an amount determined and adjusted in accordance with the following provisions:
     (a) The initial Agreed Value of any noncash asset contributed to the capital of the Partnership by any Partner shall be its gross fair market value, as agreed to by the contributing Partner and the Partnership.
     (b) The initial Agreed Value of any noncash asset acquired by the Partnership other than by contribution by a Partner shall be its adjusted basis for federal income tax purposes.
     (c) The initial Agreed Values of all the Partnership’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f) and (g).
     (d) The Agreed Values, as reduced by depreciation or amortization, of all noncash assets of the Partnership, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as agreed to by the Partners in writing, as of the following times:
(i)	the acquisition of a Partnership Interest or an additional Partnership Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

(ii)	the distribution by the Partnership of more than a de minimis amount of money or other property as consideration for all or part of a Partnership Interest in the Partnership; and

(iii)	the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B).
     If, upon the occurrence of one of the events described in (i), (ii) or (iii) above the Partners do not agree in writing on the gross fair market values of the Partnership’s assets, it shall be deemed that the fair market values of all the Partnership’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.
     “Agreement” means this Limited Partnership Agreement, as amended from time to time.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership, as filed with the Secretary of State of North Carolina as the same may be amended from time to time.
     “Capital Account” means with respect to each Partner or assignee an account maintained and adjusted in accordance with the following provisions:
     (a) Each Person’s Capital Account shall be increased by Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any Partnership liabilities that are assumed by such Person or that are secured by Partnership property distributed to such Person.
     (b) Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any Partnership property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the Partnership or that are secured by any property contributed by such Person to the Partnership.
     In the event any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.
     In the event the Agreed Values of the Partnership assets are adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate adjustments as if the Partnership recognized gain or loss equal to the amount of such aggregate adjustment.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed to comply with such Regulation, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Articles VI or VII hereof upon the dissolution of the Partnership. In the event the General Partner shall determine such adjustments are necessary or appropriate to comply with Regulations Section 1.704-1(b)(2)(iv), the General Partner shall adjust the amounts debited or credited to Capital Accounts with respect to (i) any property contributed by the Partners or distributed to the Partners and (ii) any liabilities secured by such contributed or distributed property or assumed by the Partners. The General Partner shall also make any other appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In the event any Partnership Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.
     “Capital Contribution” means with respect to any Partner, the amount of money and the initial Agreed Value of any property (other than money) contributed to the Partnership with respect to the Partnership Interest of such Partner.
     “Cash Distributions” means net cash distributed to Partners resulting from Cash Flow from Operations or Cash from Sales or Refinancing, but shall not include cash payments made to the General Partner as its Management Fee for services or any amount in repayment of loans made by the Partners to the Partnership.
     “Cash Flow from Operations” means net cash funds provided from operations, exclusive of Cash from Sales or Refinancing, of the Partnership or investment of any Partnership funds, without deduction for depreciation, but after deducting cash funds used to pay or establish a reserve for expenses, debt payments, capital improvements, and replacements and for such other items as the General Partner reasonably determines to be necessary or appropriate; provided, however, that such amount shall be reduced to the extent required to comply with written requirements of the Partnership’s lenders; provided further, that without the consent of the Investor Representatives, the General Partner shall not use such net cash funds for the early repayment of Partnership debt.
     “Cash from Sales or Refinancing” means the net cash proceeds received by the Partnership from or as a result of any Sale or Refinancing of property after deducting (i) all expenses incurred in connection therewith, (ii) any amounts applied by the General Partner in its sole and absolute discretion toward the payment of any indebtedness and other obligations of the Partnership then due and payable, including payments of principal and interest on mortgages, (iii) the payment of any other expenses or amounts owed by the Partnership to other parties to the extent then due and payable, and (iv) the establishment of any reserves deemed necessary by the General Partner in its sole and absolute discretion; provided, however, that such amount shall be reduced to the extent required to comply with written requirements of the Partnership’s lenders. If the proceeds of any sale or refinancing are paid in more than one installment, each such installment shall be treated as a separate Sale or Refinancing for the purposes of this definition.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section(s) of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Convertible Loans” is defined in Recital D hereto.
     “Convertible Note Purchase Agreement” is defined in Recital D hereto.
     “Default Rate” means a per annum rate of return on a specified principal sum, compounded monthly, equal to the greater of (a) the Prime Rate plus 500 basis points, or (b) 18%, but in no event greater than the highest rate allowed by law.

     “Economic Interest” means and shall refer to that portion of the Partnership Interest of a Partner in the economic rights and benefits of the Partnership, including but not limited to all Profits, Losses and Cash Distributions. Such an Economic Interest will be measured by an amount equal to the Partner’s percentage Partnership Interest in the Partnership as the same may be adjusted from time to time.
     “Economic Interest Owner” means a Person who has validly acquired a Partner’s Economic Interest as permitted under this Agreement but who has not become a Partner. Such Person shall be entitled to the allocations of Profits and Losses and Cash Distributions under Article VI and VII to which the previous owner of the Economic Interest would have been entitled had such previous owner retained the Economic Interest. Unless and until such Economic Interest Holder is admitted as a Substitute Partner, it shall be a mere assignee of a Partner.
     “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.
     “Equipment” means the appropriate equipment and supplies required from time to time in connection with the development and operation of the Hospital.
     “Fiscal Year” means, with respect to the first year of the Partnership, the period beginning upon the formation of the Partnership and ending on the next September 30, with respect to subsequent years of the Partnership, the twelve month period beginning October 1 and ending September 30, and, with respect to the last year of the Partnership, the portion of the period beginning October 1 and ending with the date of the final liquidating distributions.
     “General Partner” means and shall refer to HMC Management. The powers, rights and duties of the General Partner to manage the affairs of the Partnership are specified or designated in this Agreement.
     “HHM” means and shall refer to Harlingen Hospital Management, Inc., which served as the initial General Partner of the Partnership.
     “HMC Management” means and shall refer to HMC Management Company, LLC, a North Carolina limited liability company, assignee of all of HHM’s rights and obligations as General Partner of the Partnership.
     “Hospital” means an acute care general hospital providing medical care and surgery in Harlingen, Texas as further described in Section 2.3 of the Agreement.
     “Hospital Limited Partner” means Valley Baptist Management Services Corporation.
     “HPHI” means Harlingen Partnership Holdings, Inc., which shall be a Limited Partner of the Partnership.
     “Investor Limited Partners” means the Limited Partners other than (a) HPHI and (b) the Hospital Limited Partner.
     “Investor Representatives” means five (5) individuals elected by the Investor Limited Partners in accordance with Section 5.13.
     “Limited Partners” means the Limited Partners listed on the Information Exhibit attached hereto.

     “Majority Vote of Investor Limited Partners” means and shall refer to the affirmative vote, approval or consent of Investor Limited Partners holding a majority of the percentage Partnership Interests held by the Investor Limited Partners in the aggregate.
     “Management Fee” means the amounts payable to the General Partner pursuant to Section 5.6(b)(ii) for services rendered in managing the operations of the Partnership.
     “Material Agreement” means any binding agreement which may not be canceled upon less than ninety (90) days notice and which calls for the expenditure of funds, or involves an obligation for financing, in excess of $100,000.00 exclusive of agreements or obligations contemplated by any budget, development plan, financing or construction contract approved by the General Partner or agreements incurred in the ordinary course of business such as employment agreements, purchases of supplies and routine services and the like.
     “Material Decision” means any decisions regarding approvals of the development and operating budgets for the Hospital, the selection of the site for the Hospital, the design of the Hospital, the selection of the Hospital’s senior administrator, strategic planning, the execution of managed care contracts and the execution of exclusive contracts to provide physician services to the Hospital.
     “Organization Expenses” means those expenses incurred, either by the Partnership, on behalf of the Partnership or for which the Partnership has agreed to make reimbursement, in connection with the formation of the Partnership including such expenses as: (i) registration fees, filing fees, and taxes; and (ii) legal fees incurred in connection with any of the foregoing.
     “Partner” means and shall refer to the organizers of the Partnership (unless or until any such organizer has withdrawn) and each of the Persons identified as “Partners” in the then applying Information Exhibit attached hereto and incorporated herein by this reference. If a Person is already a Partner immediately prior to the purchase or other acquisition by such Person of an Economic Interest or Partnership Interest, such Person shall have all the rights of a Partner with respect to such purchased or otherwise acquired Partnership Interest or Economic Interest, as the case may be.
     “Partnership” means and shall refer to Harlingen Medical Center, Limited Partnership, which was created upon the filing of the Certificate of Limited Partnership with the Office of the Secretary of State of North Carolina, to be operated under the name Harlingen Medical Center, Limited Partnership, a North Carolina limited partnership, and to continue under this Agreement, as amended from time to time.
     “Partnership Interest” means all of a Partner’s rights in the Partnership, including without limitation the Partner’s share of Profits, Losses, Cash Distributions and other benefits of the Partnership, any right to vote, any right to participate in the management of the business and affairs of the Partnership, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Partners granted pursuant to this Limited Partnership Agreement or the Act. The percentage Partnership Interest of each Partner, their Capital Contributions and other related information shall be listed on the Information Exhibit. The percentage Partnership Interests generally shall be based upon the pro rata Capital Contribution of each Partner.
     “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such individual or Entity where the context so permits.
     “Prime Rate” means the rate of interest as of the relevant day or time period as announced by the Bank of America, N.A. or its successor in interest from time to time as its prime or reference rate.

     “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
     (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) Gain or loss resulting from dispositions of Partnership assets shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.
     “Project Costs” shall include, without limitation, all costs incurred by the Partnership in connection with the development and construction of the Hospital, including without limitation, land acquisition costs, equipment costs, architectural, design and engineering costs, legal and accounting costs, construction costs, construction period interest, pre-opening expenses, fees payable to the General Partner or its Affiliates, and other construction and development costs incurred in connection with the construction and development of the Hospital, which total amount shall finally be determined by the General Partner following the opening of the Hospital.
     “Refinancing” means any borrowing incurred or made to recapitalize the Partnership or the equity investment in, or to refinance any loan used to finance the acquisition of property.
     “Regulations” means rules, orders, and regulations issued pursuant to or under the authority of the Code and shall include revisions to and succeeding provisions as appropriate.
     “Regulatory Allocations” means those allocations of items of Partnership income, gain, loss or deduction set forth on the Regulatory Allocations Exhibit and designed to enable the Partnership to comply with the alternate test for economic effect prescribed in Regulations Section 1.704-1(b)(2)(ii)(d), and the safe-harbor rules for allocations attributable to nonrecourse liabilities prescribed in Regulations Section 1.704-2.
     “Sale” means the sale, exchange, involuntary conversion (other than a casualty followed by reconstruction), condemnation, or other disposition of property by the Partnership, except for dispositions of inventory items and personal property in the ordinary course of business and in connection with the replacement of such property.
     “Substitute General Partner” means a General Partner who succeeds the General Partner with all of the specific rights and powers of such General Partner under this Agreement.
     “Substitute Investor Representative” means an Investor Representative who succeeds an Investor Representative with all of the specific rights and powers of such Investor Representative under this Agreement.

     “Substitute Partner” means an assignee of a Partner who has been admitted to the Partnership and granted all the rights of a Partner in place of its assignor pursuant to the provisions of this Agreement. A Substitute Partner, upon its admission as such, shall replace and succeed to the rights, privileges, and liabilities of the Partner from whom it acquired its interest in the Partnership, to the extent of the Economic Interest assigned.

EXHIBIT D
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
A North Carolina Limited Partnership
DEVELOPMENT BUDGET EXHIBIT
[INTENTIONALLY OMITTED]

EXHIBIT E
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP
a North Carolina limited partnership
REGULATORY ALLOCATIONS
     This Exhibit contains special rules for the allocation of items of Partnership income, gain, loss and deduction that override the basic allocations of Profits and Losses in the Agreement to the extent necessary to cause the overall allocations of items of Partnership income, gain, loss and deduction to have substantial economic effect pursuant to Regulations Section 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i), (j) and (k) are special rules applicable in applying the Regulatory Allocations.
     (a) Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:
(i)	“Partnership Minimum Gain” means the same as the meaning of “partnership minimum gain” set forth in Regulations Section 1.704-2(d), and is generally the aggregate gain the Partnership would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability, with such other modifications as provided in Regulations Section 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the Partnership, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Partnership shall be treated as a single liability and allocated to the Partnership’s assets using any reasonable basis selected by the General Partner.

(ii)	“Partner Nonrecourse Deductions” means losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(2).

(iii)	“Partner Nonrecourse Debt” means any Partnership liability with respect to which one or more but not all of the Partners or related Persons to one or more but not all of the Partners bears the economic risk of loss within the meaning of Regulations Section 1.752-2 as a guarantor, lender or otherwise.

(iv)	“Partner Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Partner Nonrecourse Debt as determined pursuant to Regulations Section 1.704-2(i)(3). In the case of Partner Nonrecourse Debt for which the creditor’s recourse against the Partnership is not limited to particular assets of the Partnership, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Partnership shall be treated as a single liability and allocated to the Partnership’s assets using any reasonable basis selected by the General Partner.

(v)	“Nonrecourse Deductions” means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Regulations Section 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Regulations Section 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Partnership Minimum Gain for that taxable year, determined generally according to the provisions of Regulations Section 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Partnership Minimum Gain, with such other modifications as provided in Regulations Section 1.704-2(c).

(vi)	“Nonrecourse Liability” means any Partnership liability (or portion thereof) for which no Partner bears the economic risk of loss under Regulations Section 1.752-2.

(vii)	“Regulatory Allocations” means allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Partner Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the Partner nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.
     (b) Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their percentage Partnership Interests.
     (c) Partner Nonrecourse Deductions. All Partner Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partner who bears the economic risk of loss under Regulations Section 1.752-2 with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.
     (d) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain for a Fiscal Year, each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of such net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2) and the definition of Partnership Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (e) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt for any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Regulations Section 1.704-2(i)(5), shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(4) and (5) and the definition of Partner Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the Partner nonrecourse debt minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     (f) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in such Partner’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
     (g) Gross Income Allocation. In the event any Partner has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Partner shall be allocated items of Partnership gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.
     (h) Curative Allocations. When allocating Profits and Losses under Article VI, such allocations shall be made so as to offset any prior allocations of gross income under Paragraph (g) above to the greatest extent possible so that overall allocations of Profits and Losses shall be made as if no such allocations of gross income occurred.
     (i) Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Article VI and in the order in which they appear above.
     (j) Waiver of Minimum Gain Chargeback Provisions. If the General Partner determines that (i) either of the two minimum gain chargeback provisions contained in this Exhibit would cause a distortion in the economic arrangement among the Partners, (ii) it is not expected that the Partnership will have sufficient other items of income and gain to correct that distortion, and (iii) the Partners have made Capital Contributions or received net income allocations that have restored any previous Nonrecourse Deductions or Partner Nonrecourse Deductions, then the General Partner shall have the authority, but not the obligation, after giving notice to the Partners, to request on behalf of the Partnership the Internal Revenue Service to waive the minimum gain chargeback or Partner nonrecourse debt minimum gain chargeback requirements pursuant to Regulations Sections 1.704-2(f)(4) and 1.704-2(i)(4). The Partnership shall pay the expenses (including attorneys’ fees) incurred to apply for the waiver. The General Partner shall promptly copy all Partners on all correspondence to and from the Internal Revenue Service concerning the requested waiver.
     (k) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
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